Exhibit 2.1

EXECUTION VERSION

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

by and among

GLOBAL INFRASTRUCTURE SOLUTIONS INC.,

LIBERTY ACQUISITION SUB INC.

AND

HILL INTERNATIONAL, INC.

Dated as of August 26, 2022

TABLE OF CONTENTS

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Exhibits

Exhibit A	Amended and Restated Certificate of Incorporation

Schedules to the Merger Agreement

Company Disclosure Schedule
Parent Disclosure Schedule
Schedule 1	Specified Holders
Schedule A-1	Knowledge Parties of the Company
Schedule A-2	Knowledge Parties of Parent
Schedule I	Governmental Consents
Schedule 5.19	Credit Facility Terms

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AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated, made and entered into as of August 26, 2022, by and among: Global Infrastructure Solutions Inc., a Delaware corporation (“Parent”); Liberty Acquisition Sub Inc., a Delaware corporation and a wholly owned direct or indirect subsidiary of Parent (“Merger Sub”); and Hill International, Inc., a Delaware corporation (the “Company” and, together with Parent and Merger Sub, the “Parties,” and each a “Party”).

RECITALS

WHEREAS, the Parties previously entered into that certain Agreement and Plan of Merger, dated as of August 16, 2022 (the “Original Agreement” and such date, the “Original Agreement Date”);

WHEREAS, the Parties desire to amend and restate the Original Agreement to reflect the terms and conditions set forth herein;

WHEREAS, the Company’s outstanding capital stock consists of shares of common stock, par value $0.0001 per share (“Company Common Stock”);

WHEREAS, the Parties intend that, upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as hereinafter defined), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving corporation (the “Surviving Corporation”) and a direct or indirect wholly owned subsidiary of Parent, and among other things, whereby each issued and outstanding share (except as otherwise provided in this Agreement) of Company Common Stock, other than shares of Company Common Stock held in the treasury of the Company or owned by Parent or Merger Sub, or any direct or indirect wholly owned subsidiaries of Parent or Merger Sub, will be converted into the right to receive the Merger Consideration (as hereinafter defined) in cash, without interest;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions, and (iii) resolved to recommend that the Company's stockholders approve the adoption of this Agreement;

WHEREAS, the boards of directors of each of Parent (the “Parent Board”) and Merger Sub (the “Merger Sub Board”) have approved and, in the case of the Merger Sub Board, determined that this Agreement, the Merger and the other Transactions are fair to and in the best interests of Merger Sub and its stockholder and declared advisable this Agreement, the Merger and the other Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and the Persons (as hereinafter defined) set forth on Schedule 1 hereto, as stockholders of the Company (the “Specified Holders”), have entered into a support agreement (the “Support Agreement”) pursuant to which and subject to the terms thereof, among other things, the Specified Holders agreed to vote the shares of Company Common Stock beneficially owned by each of them in favor of the adoption of this Agreement; and

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WHEREAS, each of the Parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other Transactions and also to prescribe certain terms of and conditions to the Merger and the other Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound by this Agreement, the Parties hereby agree as follows:

Article 1
DEFINITIONS

Section 1.1            Definitions. As used herein, the following terms have the following meanings:

“2006 Company Option Plan” means the Hill International, Inc. 2006 Employee Stock Option Plan, as amended.

“2009 Company Director Plan” means the Hill International, Inc. 2009 Non-Employee Director Stock Grant Plan.

“2017 Company Equity Plan” means the Hill International, Inc. 2017 Equity Compensation Plan, as amended.

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that (a) does not contain any provision prohibiting or otherwise restricting the Company’s ability to comply with Section 5.3 of this Agreement and (b) contains terms that are no less favorable in the aggregate to the Company and no less restrictive in the aggregate to the counterparty thereto (in comparison to the Parent Affiliate party to the Confidentiality Agreement) than the terms of the Confidentiality Agreement; provided, however, that such Acceptable Confidentiality Agreement need not include a comparable standstill provision to that contained in the Confidentiality Agreement if the Company (x) waives the standstill provisions of the Confidentiality Agreement in favor of Parent’s Affiliate that is party to the Confidentiality Agreement and its Affiliates or (y) similarly modifies the standstill provisions of the Confidentiality Agreement applicable to Parent’s Affiliate that is party to the Confidentiality Agreement and its Affiliates.

“Acquired Companies” means the Company and each of its Subsidiaries, collectively, and “Acquired Company” means any of them.

“Acquisition Inquiry” means an inquiry, indication of interest or request for information from any Person (other than Parent or any of its Affiliates), whether or not in writing, relating to, or that is or would reasonably be expected to lead to or result in an Acquisition Proposal.

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“Acquisition Proposal” means any proposal or offer (whether or not in writing) from any Third Party (or group of related Third Parties) relating to, or that is or would reasonably be expected to lead to (in one transaction or a series of transactions), any (a) sale, issuance or other disposition to, or acquisition of, twenty percent (20%) or more (on a non-diluted basis) of any class of capital stock or other equity interests in the Company (by vote or by value) by any Third Party (or group of related Third Parties), (b) merger, consolidation, business combination, reorganization, share exchange, sale of assets, lease, license, disposition, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction involving the Company or any Subsidiary of the Company, pursuant to which or that would result in any Third Party (or group of related Third Parties) acquiring or beneficially owning or controlling, directly or indirectly, (i) assets (including capital stock of or interest in any Subsidiary or Affiliate of the Company) representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income or consolidated assets of the Acquired Companies, taken as a whole or (ii) twenty percent (20%) or more (on a non-diluted basis) of any class of equity or voting Securities of the Company or any resulting parent company of the Company, (c) acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party (or group of related Third Parties), directly or indirectly, of any class of equity interest in any Entity that holds assets representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income or consolidated assets of the Acquired Companies, taken as a whole, (d) tender offer, exchange offer or any other transaction or series of transactions that, if consummated, would result in any Third Party (or group of related Third Parties), directly or indirectly, beneficially owning or having the right to acquire beneficial ownership of twenty percent (20%) or more of capital stock or other voting Securities (or voting power) of the Company (or instruments convertible to or exchangeable for twenty percent (20%) or more of such outstanding shares or Securities (or voting power)), in each case, on a non-diluted basis, (e) merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting Entity of such transaction or (f) combination of the foregoing.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting Securities, by Contract or otherwise.

“Anticorruption Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. Travel Act, the U.K. Bribery Act 2010, applicable Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other comparable Law, rule or regulation relating to anti-corruption, anti-bribery or corrupt payments.

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“Antitrust Law” means any antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Law relating to competition or effects on competition under any applicable jurisdictions, whether federal, state, local or foreign.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject thereto), and each other stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity or equity-based, deferred-compensation, employment, consulting, retirement, post-employment benefit, savings, profit-sharing, medical, dental, vision, prescription drug, disability insurance, death, life and accidental death and dismemberment insurance, employee assistance, welfare-benefit, bonus, incentive, commission, change in control, retention, severance, separation, termination, vacation, sick, paid time off, fringe benefit, perquisite or other benefit or compensation plan, policy, program or Contract, which, in each case whether written or unwritten, that is sponsored, maintained or contributed to, or required to be contributed to, by the Acquired Companies or any ERISA Affiliate of the Acquired Companies in respect of any current or former employee, officer, director, or consultant of any of the Acquired Companies or with respect to which any Acquired Company has or may have any Liability.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, including any amendments.

“Company Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation as in effect as of the date hereof, including any amendments.

“Company Compensatory Award” means each Company Option, share of Company Restricted Stock, Company DSU and Company RSU.

“Company Disclosure Schedule” means the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company DSUs” means each award of deferred stock units of the Company, issued or issuable pursuant to the 2009 Company Director Plan or the 2017 Company Equity Plan.

“Company Equity Plans” means, collectively, (a) the 2009 Company Director Plan, (b) the 2017 Company Equity Plan, and (c) the 2006 Company Option Plan.

“Company ESPP” means the Company Employee Stock Purchase Plan.

“Company Intellectual Property Assets” means any and all Intellectual Property Assets owned or purported to be owned by the Acquired Companies, whether registered or unregistered. “Company Intellectual Property Assets” includes, without limitation, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

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“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased or licensed by the Acquired Companies.

“Company Material Adverse Effect” means any Effect that has a material adverse effect, individually or in the aggregate, (a) upon the business, financial condition, assets, Liabilities or results of operations of the Acquired Companies, taken as a whole; provided, however, that any Effect, directly or indirectly, resulting from, arising out of or relating to the following, alone or in combination, will not be taken into account in determining whether there shall have occurred a Company Material Adverse Effect: (i) any changes in the Company’s stock price or trading volume (it being understood that any Effect giving rise to or contributing to such changes may be taken into account in determining whether there has been a Company Material Adverse Effect); (ii) any failure by the Company to meet, or changes to, published revenue, earnings or other similar financial projections, or any failure by the Company to meet any internal budgets, plans or forecasts of revenue, earnings or other financial projections (in each case, it being understood that any Effect giving rise to or contributing to any such failures in this clause (ii) may be taken into account in determining whether there has been a Company Material Adverse Effect); (iii) any changes in credit ratings and analysts’ recommendations or ratings with respect to any Acquired Company (in each case, it being understood that any Effect giving rise to or contributing to any such changes in this clause (iii) may be taken into account in determining whether there has been a Company Material Adverse Effect); (iv) changes in general business, economic, financial, social or political conditions in the United States or any other country or region in the world; (v) changes in the economic, business and financial environment generally affecting the industry in which the Acquired Companies operate; (vi) acts of hostilities, war (whether or not declared), sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Entity), terrorism or military actions in the United States or any other country or region in the world, including any outbreak, escalation or general worsening of any such acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions; (vii) epidemics, pandemics or disease outbreaks (including, for the avoidance of doubt, COVID-19, any COVID-19 Measures, or effects thereof), including any general worsening of any such epidemics, pandemics or disease outbreaks (including, for the avoidance of doubt, COVID-19, any COVID-19 Measures, or effects thereof); (viii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or acts of God or weather conditions in the United States or any other country or region in the world, or any worsening of such conditions; (ix) the public announcement of this Agreement or the pendency of the Transactions; (x) any action taken at the express written direction or consent of Parent or Merger Sub after the date of this Agreement; (xi) any action expressly required to be taken by this Agreement or any omission of action as required by this Agreement; (xii) any change in Law or regulation (or the enforcement or interpretation thereof); or (xiii) any change in GAAP or other accounting standards (or the enforcement or interpretation thereof); provided further, however, that if the Effects set forth in clauses (iv), (v), (vi), (vii), (viii), (xii) and (xiii) have a disproportionate impact on the Acquired Companies, taken as a whole, relative to the other participants in the Acquired Companies’ industry, such Effects may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent of such disproportionate impact or (b) on the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or on the consummation of any of the Merger and the other Transactions.

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“Company Options” means options (whether vested or unvested) to purchase Company Common Stock from the Company, whether granted either (a) pursuant to the 2006 Company Option Plan or 2017 Company Equity Plan or (b) as an “employment inducement award” in accordance with Section 303A.08 of the New York Stock Exchange Listed Company Manual.

“Company Restricted Stock” means each award of restricted stock of the Company, issued or issuable pursuant to the 2017 Company Equity Plan.

“Company RSUs” means each award of restricted stock units of the Company, issued or issuable pursuant to the 2017 Company Equity Plan.

“Company 10-Q” means the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022.

“Confidentiality Agreement” means the Confidentiality Agreement between the Company and Global Infrastructure Solutions Inc., dated as of November 7, 2020, as amended.

“Contract” means any written or legally binding oral agreement, contract, subcontract, lease, sublease, understanding, instrument, bond, mortgage, loan, indenture, debenture, note, option, warrant, warranty, purchase order, sales order, license, permit, franchise, sublicense, insurance policy, benefit plan, partnership, limited liability company or other agreement, or legally binding commitment, arrangement or undertaking of any nature, but excluding the Leases.

“COVID-19” means SARS-CoV-2 and its disease commonly known as COVID-19, and any evolutions or additional strains, variations or mutations thereof or any related or associated epidemic, pandemic or disease outbreak.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Credit Facilities” means (a) that certain Credit Agreement, dated September 26, 2014, by and among the Company, as borrower, Société Générale, as administrative agent, collateral agent, the other lenders party thereto, and certain Subsidiaries of the Company, as amended, and (b) that certain Credit Agreement, dated September 26, 2014, by and among the Hill International N.V., as borrower, the Company, certain of its Subsidiaries party thereto and Société Générale, as administrative agent, collateral agent and letter of credit issuer and the lenders party thereto, as amended.

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“Deferred Payroll Taxes” means (i) the “applicable employment taxes” (as defined in Section 2302(d) of the CARES Act) payable by any Acquired Company that (a) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (b) are payable following the Closing as permitted by Section 2302(a) of the CARES Act and will not have been paid as of the Closing Date, and (ii) the employee portion of any payroll Taxes for a taxable period (or portion thereof) ending on or before the Closing Date in respect of which the Acquired Company has deferred the payment thereof until after the Closing Date pursuant to the Payroll Tax Executive Order, in each case, calculated without giving effect to any tax credits afforded under the CARES Act, the FFCRA or any similar applicable federal, state or local Law to reduce the amount of any such Taxes payable or owed.

“Effect” means any effect, change, event, occurrence, circumstance, development, condition, or fact.

“Encumbrance” means any lien, mortgage, pledge, deed of trust, security interest, charge, option, right of first refusal, transfer restriction (other than, with respect to Securities, restrictions imposed by applicable securities laws), encumbrance or other adverse claim or adverse interest or similar restriction of any kind or nature whatsoever.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, syndicate, society or other enterprise, association, organization or entity (including any Governmental Entity).

“Environmental Claims” means any and all Legal Proceedings, Orders or Encumbrances by any Governmental Entity or other Person alleging or involving potential responsibility or liability arising out of, based on or related to (a) the presence, release or threatened release of, or exposure to, any Hazardous Materials at any location or (b) circumstances forming the basis of any violation or alleged violation of, or Liability under, any Environmental Law.

“Environmental Law” means any Law concerning pollution, the protection, restoration or prevention of harm to the environment or natural resources, or the protection of human health and safety from the presence of Hazardous Materials, including any such Law relating to the manufacture, exposure, generation, handling, transport, use, treatment, storage, disposal or release of any Hazardous Materials.

“Environmental Permits” means all governmental licenses, permits, certificates, approvals, billing and authorizations required to be obtained by any Acquired Company in connection with its business under applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with the Acquired Companies within the meaning of Section 414(b), (c), (m) or (o) of the Code.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Foreign Investment Law” means any Law regulating investments on national security or public order grounds or by foreign Persons or providing for notification of any Governmental Entity of any investment on national security or public order grounds or by a foreign Person under any applicable jurisdictions, whether federal, state, local or foreign.

“GAAP” means United States generally accepted accounting principles.

“Government Bid” means any quotation, bid, offer or proposal made by the Acquired Company which, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any Contract (whether prime contract, subcontract, grant, subgrant, cooperative agreement, blanket purchase agreement, pricing agreement, strategic alliance agreement, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter agreement or other similar arrangement) between a Person and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor or (iii) any subcontractor with respect to any Contract of a type described in clauses (a) or (b) above. A task, purchase or delivery order under a Government Contract or any amendment, supplement or modification to a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates. Any standalone task, purchase or delivery order with a Governmental Entity, prime contractor or subcontractor that is not entered into pursuant to a Government Contract constitutes a separate Government Contract under this definition.

“Government Official” means any officer, employee, or Person representing or acting for or on behalf of a Governmental Entity, including state-owned or state-controlled entities; department, agency or instrumentality thereof (including any state-owned or controlled enterprise); political party or official thereof; public organization; or any candidate for any political office.

“Governmental Entity” means any foreign or domestic federal, territorial, state or local governmental authority of any nature (including any government and any governmental agency, instrumentality, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, chemicals, materials or wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances, chemicals, materials or wastes of any nature regulated, listed, defined or for which liability or standards of conduct may be imposed pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

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“Indebtedness” means, of any Person, all: (a) indebtedness or other obligations for borrowed money, whether current, short term, or long term, whether secured or unsecured, whether contingent or not contingent; (b) indebtedness evidenced by notes, debentures, bonds, loan agreements or other similar instruments; (c) obligations for the deferred purchase price of, or a contingent payment for, property, business, Securities, assets or services, including any deferred acquisition purchase price (but excluding trade accounts payable and accrued expenses arising in the ordinary course of business), “earn-out” or similar agreements (assuming the maximum amount earnable); (d) obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance, bank guarantees, surety bonds or similar credit transaction, in each case, to the extent each have been drawn upon; (e) obligations under leases required to be capitalized under GAAP; (f) net cash payment obligations under any interest rate swap, collar, cap or similar hedging obligation; and (g) obligations in the nature of guarantees, whether direct or indirect, of the obligations of other Persons of the type referred to in clauses (a) through (e) above; provided, however, that Indebtedness shall not include any (i) intercompany indebtedness solely between or among the Company and any other wholly owned Acquired Companies, or between or among any wholly owned Subsidiaries of the Company, (ii) Taxes of any Acquired Company and (iii) obligations under leases not required to be capitalized under GAAP.

“Intellectual Property Assets” means any and all of the following, as they exist throughout the world: (a) patents and patent applications of any kind, including any continuation, continuation-in-part, divisional and provisional applications and any patents issuing thereon and any reissues, reexaminations, substitutes and extensions of any of the foregoing (collectively, “Patents”); (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans, Internet domain names and social media addresses and accounts, and registrations and applications for registration of any of the foregoing, together with the goodwill associated with any of the foregoing (collectively, “Marks”); (c) copyrights in both published and unpublished works, including without limitation all works of authorship, compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”); (d) rights under applicable trade secret Law in any information, including inventions, discoveries and invention disclosures (whether or not patented), compilations, programs, devices, methods, strategies, techniques and processes, in each case that derives independent economic value, actual or potential, from not being generally known or readily ascertainable by others who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”); and (e) any and all other intellectual property rights under applicable Law.

“International Trade Laws” means any Law relating to international trade, including, but not limited to: (a) all import laws and regulations, including but not limited to those administered by U.S. Customs and Border Protection, (b) export control laws and regulations, including but not limited to laws and regulations issued by the U.S. Department of State pursuant to the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.) and/or the U.S. Department of Commerce pursuant to the Export Administration Regulations (15 C.F.R. 730 et seq.); (c) Sanction Laws; (d) U.S. anti-boycott laws and requirements (Section 999 of the US Internal Revenue Code of 1986, as amended, or related provisions, or under the Export Administration Act, as amended, 50 U.S.C. App. Section 2407 et. seq.); (e) any other similar law, directive, or regulation (including those of the European Union or any of its member states) related to similar subject matter in any country or jurisdiction where any of the Acquired Companies operate; or (f) applicable anti-money laundering laws, regulations, rules and guidelines in United States or such other countries or jurisdictions.

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“IRS” means the United States Internal Revenue Service.

“Joint Ventures” means any joint venture Entity of the Acquired Companies or other Entity in which the Acquired Companies collectively own 50% of less of the equity interests therein, including in each case those required to be set forth on Section 3.10(a)(vii) of the Company Disclosure Schedule.

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry by such Person, of each of the officers and employees of the Company set forth on Schedule A-1.

“Knowledge of Parent” means the actual knowledge, after reasonable inquiry by such Person, of each of the officers and employees of Parent set forth on Schedule A-2.

“Law” means any domestic, federal, state, municipal, local, national, supranational, foreign or other statute, law, regulation, constitution, requirement, interpretation, permit, license, approval, authorization, decision, directive, decree, rule, ruling, Order, ordinance, code, policy, agency requirement, guideline, rule of common law or any other enforceable requirement of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Legal Proceeding” means any legal, civil, criminal, administrative, regulatory, arbitral, enforcement, civil penalty, alternative dispute resolution, debarment, seizure or other proceedings, litigation, suits, actions, charges, complaints, inquiries or investigations commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Liabilities” means any and all debts, liabilities, Indebtedness and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any Contract or Lease or undertaking and those arising as a result of any act or omission.

“made available to Parent” means, unless context otherwise requires, that such information, document or material was: (a) publicly available on the SEC EDGAR database prior to the date of this Agreement; (b) delivered to Parent’s specifically designated Representatives via electronic mail or in hard copy form prior to the execution of this Agreement; or (c) made available for review by Parent or Parent’s Representatives prior to 8:00 A.M. Eastern Time on the day prior to the date of this Agreement in the virtual data room hosted by Intralinks and maintained by the Company in connection with the Transactions.

“Most Recent Balance Sheet” means the consolidated balance sheet of the Company as of June 30, 2022 and the footnotes thereto set forth in the Company 10-Q.

“Order” means any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

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“Organizational Documents” means, with respect to any Entity, (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, bylaws and similar organizational documents, (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement, (c) if such Entity is a partnership, such Entity’s partnership agreement or similar document and (d) if such Entity is any other type of Entity, substantially equivalent governing, organization, formation and operating documents or agreements, in each of clauses (a)-(d), as amended.

“Parent Material Adverse Effect” means any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would reasonably be expected to (a) materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or (b) prevent or materially delay or the consummation of the Merger or any of the other Transactions by Parent and Merger Sub.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, any similar U.S. presidential memorandum, executive order or similar publication of the same or similar subject matter, and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65).

“Permitted Encumbrances” means: (a) Encumbrances disclosed on the Most Recent Balance Sheet (including Encumbrances arising under the Company’s existing credit facilities where applicable); (b) Encumbrances for Taxes that are not due and payable, or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) Encumbrances consisting of mechanics’, carriers’, workmens’, warehousemans’, repairmens’ and materialmens’ liens and other similar liens arising by operation of Law for labor, materials or supplies arising or incurred in the ordinary course of business consistent with past practice for amounts that are not yet due and payable, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (d) with respect to real property, zoning, building codes and other land use Law regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property to the extent not violated by the current use or occupancy of real property or the operation of the business thereon; (e) covenants, conditions, restrictions, easements, rights of way and other similar non-monetary matters of record affecting title to owned or Leased Real Property, which do not impair in any material respect the occupancy or use of such real property for the purposes for which it is currently used; (f) non-exclusive rights or licenses in Intellectual Property Assets granted by the Acquired Companies in the ordinary course of business consistent with past practice to (i) their customers to use the Acquired Companies’ products and services and (ii) contractors and consultants solely to provide their respective services to the Acquired Companies; (g) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business consistent with past practice and which are not yet due and payable; (h) any other Encumbrances if the underlying obligations are non-monetary, incurred in the ordinary course of business consistent with past practice and do not, individually or in the aggregate, materially impair the value or the continued use and operation of the assets or properties (as currently used and conducted) to which they relate; and (i) Encumbrances created by landlords that affect the underlying fee interest of any Leased Real Property.

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“Person” means any individual or Entity.

“Personal Data” means, in addition to any definition provided by each Acquired Company for any similar term (e.g., “personally identifiable information,” “personal information,” “personal data” or “PII”) in any privacy notice or other public-facing statement by each Acquired Company, any information that is considered “personally identifiable information,” “personal information,” “personal data,” or like terms under applicable Privacy Laws, including, but not limited to, information regarding or reasonably capable of being associated with an individual consumer or device, where such information (a) is information that identifies, could be used to identify or is otherwise identifiable with an individual, including any other data used or intended to be used to identify, contact, precisely locate, or be associated with an individual, or (b) is any data regarding an individual's activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed). Personal Data may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person and includes such information in any form, including paper and electronic forms.

“Privacy Laws” means all applicable Laws concerning the privacy, security or Processing of Personal Data (which may include Laws of jurisdictions where Personal Data was collected), including applicable data-breach notification laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection laws, data security laws, and laws concerning email, text message or telephone communications, including, as applicable, the New York SHIELD Act, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the General Data Protection Regulation (EU 2016/679), the UK Data Protection Act 2018, the Personal Information Protection and Electronic Documents Act, and all other similar international, federal, state, provincial and local Laws, as applicable.

“Process” (and the corollary terms “Processed” and “Processing”) means to perform any operation or set of operations on data, whether manually or by automatic means, including blocking, erasing, destroying, collecting, compiling, combining, adopting, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, training, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating or otherwise making available data.

“Representatives” means the agents and consultants to, directors, officers, employees, investment bankers, attorneys, accountants, Affiliates, or other advisors or Representatives of, or parties otherwise acting on behalf of a Person and, where such agents, consultant, accountants and other advisors and Representatives are Entities, any employees thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

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“SEC” means the United States Securities and Exchange Commission.

“Securities” means, with respect to any Person, any series of common stock, preferred stock and any other equity interest or capital stock of such Person (including interests or rights of any kind convertible into or exchangeable or exercisable for any equity interest in any such series of common stock, preferred stock or any other equity interest or capital stock of such Person), however described and whether voting or non-voting.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal Entity of which such Person (either directly or through or together with another Subsidiary of such Person) (a) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation) or value of such corporation, partnership, limited liability company, joint venture or other legal Entity or (b) has the right to elect a majority of the board of directors or other Persons performing similar functions.

“Superior Proposal” means a bona fide written Acquisition Proposal made after the date of this Agreement (with all of the references to twenty percent (20%) included in the definition of Acquisition Proposal increased to fifty percent (50%)) and is on terms that the Company Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel (taking into consideration at the time of determination all relevant circumstances, including all of the terms and conditions and all legal, financial, regulatory and other aspects of such Acquisition Proposal and of this Agreement that the Company Board deems relevant or appropriate (in each case taking into account any revisions to this Agreement made in writing by Parent pursuant to Section 5.3(b)), including (as applicable) financing, regulatory approvals, identity of the Person or group making the Acquisition Proposal (and their ability to consummate the transactions contemplated thereby) and breakup fee provisions), (i) is reasonably likely to be consummated if accepted and (ii) would result in a transaction that is more favorable from a financial point of view to the holders of Company Common Stock than the Transactions.

“Tax” (and, with correlative meaning, “Taxes”) means: (a) any and all U.S. federal, state, local or non-U.S. income, gross receipts, property, sales, use, license, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, value added, transfer or excise tax, or other tax, governmental fee, governmental assessment or governmental charge of any kind whatsoever in the nature of a tax and denominated by any name whatsoever, together with any interest or penalty or addition, whether disputed or not, imposed by any taxing authority, (b) any Liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (c) any Liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts (other than any agreement or arrangement entered into in the ordinary course of business and not primarily related to taxes) and including any Liability for taxes of a predecessor or transferor or otherwise by operation of Law.

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“Tax Return” means any return, declaration, report, document, list, claim of refund, information return or similar written statement required to be filed with a taxing authority respect to any Tax (including any schedules, attachments thereto or any related or supporting information), and any amendments of any of the foregoing.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Company, Parent, Merger Sub or any Affiliates thereof.

“Transaction Documents” means this Agreement, the Support Agreement and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the Transactions.

“Transaction Litigation” means any claim or Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Merger or any of the other Transactions (including any such claim or Legal Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Company Board or any officer of the Company).

“Transactions” means the transactions contemplated by this Agreement, including the Merger.

“U.S.” or “United States” means the United States of America (including the states thereof and the District of Columbia), and its “possessions”, including Puerto Rico, the United States Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

“WARN” means the United States Worker Adjustment and Retraining Notification Act, as amended, and any similar foreign, state or local Law relating to plant closings and mass layoffs.

“Worker” means any independent contractor, temporary or agency worker or any other individual who has entered into or works under a Contract, whether express or implied and whether oral or in writing, whereby the individual undertakes to do or perform personally any work or services for another party to the Contract whose status is not by virtue of the Contract that of a client or customer or any profession or business undertaking carried on by the individual.

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Section 1.2            Other Terms.

Each of the following terms is defined in the Section set forth opposite such term:

Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(a)(i)(D)
Appraisal Shares	Section 2.8(c)
Book Entry Share	Section 2.5(a)(i)
Certificate of Merger	Section 2.3
Change in Recommendation	Section 5.3(a)(v)
Closing	Section 2.3
Closing Date	Section 2.3
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 5.2(d)
Company Common Stock	Recitals
Company Copyrights	Section 3.8(a)
Company Marks	Section 3.8(a)
Company Option Grant Date	Section 3.5(g)
Company Patents	Section 3.8(a)
Company Permits	Section 3.11(a)
Company Preferred Stock	Section 3.5(a)
Company SEC Documents	Section 3.6(a)
Company Stock Certificate	Section 2.5(a)(i)
Company Stockholder Approval	Section 3.3(a)
Company Stockholder Meeting	Section 3.3(a)
Company Trade Secrets	Section 3.8(i)
Compensatory Award Payments	Section 2.7(a)
Consent	Section 3.4
Continuing Employee	Section 5.8(a)
Current Premium	Section 5.10(a)
Delaware Courts	Section 8.5(b)
DGCL	Recitals
Divestiture Action	Section 5.4(c)
Effective Time	Section 2.3
Employment Laws	Section 3.15(a)
End Date	Section 7.1(b)
Excluded Share	Section 2.5(a)(i)
Facility Security Clearances	Section 3.24(f)
HCERA	Section 3.14(k)
Healthcare Reform Laws	Section 3.14(k)
Indemnified Party	Section 5.10(b)
International Plan	Section 3.14(a)
International Sales Agreements	Section 3.11(e)
Intervening Event	Section 5.3(b)(ii)
Lease	Section 3.9(b)
Leased Real Property	Section 3.9(b)
Leases	Section 3.9(b)
Material Contract	Section 3.10(b)
Material Lease	Section 3.9(b)
Merger	Recitals
Merger Consideration	Section 2.5(a)(i)
Merger Sub	Preamble

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Merger Sub Board	Recitals
NDAA	Section 3.24(f)
Notice Period	Section 5.3(b)(i)
NYSE	Section 3.6(e)
OFAC	Section 3.25(a)(i)
Original Agreement	Recitals
Original Agreement Date	Recitals
Parent	Preamble
Parent Board	Recitals
Parties	Preamble
Party	Preamble
Paying Agent	Section 2.6(a)
Payment Fund	Section 2.6(a)
Payoff Letter	Section 5.13
PPACA	Section 3.14(k)
Personnel Security Clearances	Section 3.24(g)
Privacy and Data Security Policies	Section 3.26(a)
Proxy Statement	Section 3.18
Sanction Laws	Section 3.25(a)(i)
SDN List	Section 3.25(a)(ii)
Security Incident	Section 3.26(c)
Superior Proposal Notice	Section 5.3(b)(i)
Surviving Corporation	Recitals
Termination Fee	Section 7.3(b)
Third Party IP Assets	Section 3.8(g)
Withholding Party	Section 2.10

Article 2
THE MERGER; EFFECTIVE TIME

Section 2.1             The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company will continue as the Surviving Corporation in the Merger and a direct or indirect wholly owned Subsidiary of Parent.

Section 2.2             Effect of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, in each case, as provided under the DGCL.

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Section 2.3             Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of Duane Morris LLP, 30 S. 17th Street, Philadelphia, Pennsylvania by exchange of electronic deliveries of documents and signatures at 10:00 a.m. local time, on a date to be specified by the Company and Parent, subject to the satisfaction or, to the extent permitted by applicable Law and this Agreement, the waiver of the conditions set forth in Article 6 by the Parties entitled thereto, but in any event no later than the second (2nd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law and this Agreement, waiver of such conditions), unless another time, date or place is agreed to in writing by the Parties (the date on which the Closing occurs, the “Closing Date”). Subject to the provisions of this Agreement, prior to the Closing Date, Parent and the Company shall prepare, and concurrently with the Closing, the Company shall cause to be filed with the Secretary of State of the State of Delaware for filing, an appropriate certificate of merger satisfying the applicable requirements of the DGCL, duly executed by the Company in accordance with the applicable requirements of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the date and at the time the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the Certificate of Merger (such date and time the Merger becomes effective, the “Effective Time”).

Section 2.4            Certificate of Incorporation and Bylaws; Directors. At the Effective Time:

(a)            the certificate of incorporation of the Surviving Corporation shall, by virtue of the Merger, be amended and restated in its entirety as of the Effective Time to read as set forth on Exhibit A hereto, and, as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and as provided by Law;

(b)            Parent shall take such action necessary to change the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, to be the bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be “Hill International, Inc.”, until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws; and

(c)            the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected, designated or qualified.

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Section 2.5            Effect on Securities.

(a)            Effect of Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Company Common Stock or other Securities of the Company or holder of Securities of Merger Sub:

(i)            Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (A) shares of Company Common Stock held in the treasury of the Company, owned by Parent or Merger Sub, or any direct or indirect wholly owned Subsidiaries of Parent or Merger Sub or the Company (collectively, the “Excluded Shares”) and (B) the Appraisal Shares), shall be automatically converted into the right to receive, in accordance with the terms of this Agreement, an amount in cash equal to $3.40 per share, without interest (such amount of cash, the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 2.5(a)(i) shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and holders of certificates (a “Company Stock Certificate”) or book entry shares (a “Book Entry Share”), in each case, which immediately prior to the Effective Time represented any such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive the Merger Consideration in accordance with Section 2.6 upon compliance therewith (including, in the case of shares formerly represented by a Company Stock Certificate, upon surrender of such Company Stock Certificate as provided in this Agreement).

(ii)           Cancellation of Company Common Stock. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor or in respect thereof and shall cease to exist.

(iii)          Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one (1) fully paid share of common stock, par value $0.001 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b)            Adjustments. Without limiting Section 5.1 or the other provisions of this Agreement, if, at any time between the date hereof and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend or stock distribution, exchange, combination, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction or event, then the Merger Consideration and any other similarly dependent amounts and items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such transaction or event. Nothing in this Section 2.5(b) shall be construed to permit the Company to take any action that is otherwise prohibited or restricted by any other provisions of this Agreement.

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Section 2.6            Payment for Company Common Stock.

(a)            Prior to the Effective Time, Parent shall, at its own cost and expense, designate and enter into a customary paying agent agreement with a nationally recognized financial institution that is organized and doing business under the Laws of the United States, the identity of which to be reasonably acceptable to the Company (the “Paying Agent”), to act as paying agent for the payment of the Merger Consideration as provided in Section 2.5(a)(i). At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration pursuant to Section 2.5(a)(i) (the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent if and as directed by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to the holders of the shares of Company Common Stock entitled to the Merger Consideration; provided, however, that no such investment or loss thereon shall relieve Parent from making the payments required by this Article 2 or affect the amounts payable to the holders of the shares of Company Common Stock pursuant to Section 2.5(a)(i), and to the extent of any such losses, Parent shall, or shall cause the Surviving Corporation to, promptly fund additional cash amounts to the Paying Agent sufficient to enable payment of such amounts, taking into account any payments already made from the Payment Fund. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of shares of Company Common Stock or any other Person.

(b)            As promptly as reasonably practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to send to each Person who was, immediately prior to the Effective Time, a holder of record of Company Stock Certificates described in Section 2.5(a) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.5(a)(i) (i) a letter of transmittal in form reasonably satisfactory to the Company (which shall specify that delivery of Company Stock Certificates shall be effected, and risk of loss and title to the Company Stock Certificates will pass only upon proper delivery of the Company Stock Certificates (or affidavits of loss in lieu of the Company Stock Certificate pursuant to Section 2.11) to the Paying Agent, and which shall be in the form and have such other customary provisions as are reasonably acceptable to Parent and the Company) and (ii) instructions in form reasonably satisfactory to Parent and the Company for use in effecting the surrender of such Company Stock Certificates that immediately prior to the Effective Time represented Company Common Stock in exchange for payment therefor.

(c)            Upon surrender to the Paying Agent of each such Company Stock Certificate (or affidavits of loss in lieu of such Company Stock Certificate pursuant to Section 2.11), together with a duly completed and validly executed letter of transmittal in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Company Stock Certificate (or, under the circumstances described in Section 2.6(e), the transferee of the Company Common Stock previously represented by such Company Stock Certificate) shall receive in exchange therefor, and Parent shall use reasonable best efforts to cause the Paying Agent to pay in deliver in exchange therefor as promptly as reasonably practicable, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock formerly represented by such Company Stock Certificate pursuant to Section 2.5(a)(i), and the Company Stock Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Company Stock Certificates (or affidavits of loss in lieu thereof) and make such payments and deliveries in respect of any Company Stock Certificates or Book Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with the Paying Agent’s customary procedures. No interest shall be paid or accrued for the benefit of any holders of Company Common Stock on the cash Merger Consideration payable pursuant to this Agreement. No holder of Book Entry Shares shall be required to deliver a Company Stock Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration to which such holder is entitled to receive pursuant to Section 2.5(a)(i).

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(d)            On or after the first (1st) anniversary of the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to the Surviving Corporation any funds made available by Parent to the Paying Agent which have not been disbursed to holders of Company Stock Certificates or Book Entry Shares in accordance with this Section 2.6, and thereafter such holders shall be entitled to look only to the Surviving Corporation as a general creditor thereof for payment of their claims for Merger Consideration. None of Parent, Merger Sub, the Company, the Paying Agent or the Surviving Corporation shall be liable to any Person in respect of any Merger Consideration or other amount delivered to a Governmental Entity or other public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)            In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration may be made with respect to such Company Common Stock to a Person other than the Person in whose name the Company Stock Certificate or Book Entry Share so surrendered is registered, if such Company Stock Certificate previously representing such Company Common Stock is presented to the Paying Agent and is properly endorsed or otherwise in proper form for transfer or, in the case of a Book Entry Share, such Book Entry Share shall be properly transferred, and is accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable transfer or other Taxes relating to such transfer have been paid (or such transferee Person shall have established to the satisfaction of Parent that such Tax has been paid or is not applicable).

(f)            At the Effective Time, the stock transfer books of the Company shall be closed, and from and after the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company or the Surviving Corporation of any shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any valid Company Stock Certificates or Book Entry Shares are presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Book Entry Shares shall be canceled and shall be exchanged as provided in this Section 2.6 and converted into the right to receive the Merger Consideration in accordance with this Section 2.6 for each share of Company Common Stock formerly represented by such Company Stock Certificates or Book Entry Shares.

Section 2.7             Company Compensatory Awards.

(a)            Neither Parent nor Merger Sub shall assume any Company Compensatory Award or substitute any Company Compensatory Award or similar award for Parent common stock or other equity in connection with the Merger and the Transactions. At the Effective Time, by virtue of the Merger and without any action on the part of any holders thereof, each Company Compensatory Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and extinguished and, in exchange therefor, each former holder of any such Company Compensatory Award shall have the right to receive an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of Company Common Stock subject to each such Company Compensatory Award as of the Effective Time and (ii) the excess, if any, of the Merger Consideration over any per share exercise or purchase price of such Company Compensatory Award immediately prior to such cancellation (such amounts payable hereunder being referred to as the “Compensatory Award Payments”). From and after the Effective Time, all Company Compensatory Awards shall no longer be exercisable or outstanding and shall automatically cease to exist and no longer represent any right to receive Company Common Stock or other Securities or any other right of any former holder thereof, except solely for the right of such holder thereof to the payment of the applicable Compensatory Award Payment; provided, however, that any Company Compensatory Award in respect of a Company Option that has an exercise price equal to or greater than the Merger Consideration shall be cancelled without any consideration therefor immediately prior to the Effective Time and the holder thereof shall have no further rights with respect thereto. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the Compensatory Award Payments (through the payroll of the Surviving Corporation for any employees thereof) as soon as reasonably practicable (but in no event more than five (5) Business Days for amounts not to be paid through payroll) following the Effective Time, without interest, except in the case that any such awards are subject to Section 409A of the Code and are required to be paid out in accordance with Section 409A.

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(b)            Prior to the Effective Time, the Company shall provide such notice, if any, to the extent required under the terms of any of the Company Benefit Plans (including any Company Equity Plans), obtain any necessary Consents, adopt applicable resolutions, amend the terms of any of the Company Benefit Plans or any outstanding awards or award agreements thereunder or otherwise, and take all other appropriate or necessary actions to (i) give effect to the Transactions contemplated herein, (ii) accelerate the vesting of all Company Compensatory Awards that would not otherwise be fully vested as of the Effective Time in accordance with the Company Equity Plans (which shall, for avoidance of doubt, treat the performance component of any Company Compensatory Awards as if the Company achieved 100% of the target performance under such award), (iii) terminate each of the Company Equity Plans as of the Effective Time, and (iv) ensure that after the Effective Time, no holder of a Company Compensatory Award, any beneficiary thereof nor any other participant in any of the Company Equity Plans shall have any right thereunder to acquire any Securities of the Company or to receive any payment or benefit with respect to any award previously granted under any of the Company Equity Plans, except as provided in this Section 2.7. The Company shall provide Parent with documentation evidencing the completion of the foregoing actions (the form and substance of such documentation shall be subject to review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed) no later than three (3) Business Days preceding the Effective Time.

(c)            Following the Original Agreement Date, the Company caused the Company ESPP to be terminated and no new offering period shall commence following the date of this Agreement. For the avoidance of doubt, any shares of Company Common Stock issued to participants under the Company ESPP shall be treated in accordance with the terms of Section 2.6.

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Section 2.8             Appraisal Rights.

(a)            Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Common Stock that constitute Appraisal Shares shall not be converted into the right to receive the Merger Consideration, and each holder of Appraisal Shares shall be entitled only to receive such consideration as may be determined to be due with respect to such Appraisal Shares pursuant to Section 262 of the DGCL (it being understood and acknowledged that from and after the Effective Time, such Appraisal Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist and such holder shall cease to have any rights with respect thereto other than the right to receive the consideration therefor as may be determined in accordance with Section 262 of the DGCL). If any holder of Appraisal Shares shall fail to timely perfect or shall otherwise waive, withdraw or lose such holder’s right to appraisal and payment under the DGCL (whether occurring before, at or after the Effective Time), or a court of competent jurisdiction shall have determined that such holder is not entitled to such right to appraisal and payment under Section 262 of the DGCL, then (i) such shares shall on longer be deemed to be Appraisal Shares and the right of such holder to be paid such consideration as is determined to be due pursuant to Section 262 of the DGCL shall cease, and (ii) such Appraisal Shares shall be deemed to have been converted as of the Effective Time into and have become exchangeable only for the right to receive (upon the surrender of the Company Stock Certificate(s) previously representing such Appraisal Shares if applicable) the Merger Consideration, without interest.

(b)            The Company (i) shall give Parent prompt written notice of any demand, or any withdrawal or attempted withdrawal of such demand, by any stockholder of the Company for appraisal of any shares of Company Common Stock pursuant to the DGCL, and (ii) shall give Parent the opportunity to participate, with reasonable advance notice, in all negotiations and proceedings with respect to any such demand. Prior to the Effective Time, the Company shall not make any payment with respect to any demands for appraisal or settle or compromise or offer to settle or compromise any such demands for appraisal or waive any failure to timely deliver a written demand (or agree to do any of the foregoing) without the prior written consent of Parent.

(c)            For purposes of this Agreement, “Appraisal Shares” shall refer to shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who is entitled to demand and has properly exercised and perfected such holder’s demand for appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL and has not effectively and validly withdrawn or lost such holder’s rights to appraisal.

Section 2.9             Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company with respect to the Merger, the officers and directors of the Surviving Corporation and Parent shall (in the name of Merger Sub, the Company, the Surviving Corporation or otherwise) be fully authorized to take such action.

Section 2.10           Withholding of Tax. Notwithstanding anything in this Agreement to the contrary, each of Parent, Merger Sub, the Surviving Corporation, any of the Acquired Companies, any Affiliate thereof or the Paying Agent (each, a “Withholding Party”) shall be entitled to deduct and withhold from all amounts payable pursuant to this Agreement such amounts as such Withholding Party is required to deduct and withhold under the Code or any provision of state, local or foreign Law. To the extent that amounts are so withheld, they shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and shall be timely remitted to the appropriate Governmental Entity.

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Section 2.11           Lost Company Stock Certificates. If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond, in such reasonable and customary amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Company Stock Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate the Merger Consideration to be paid pursuant to this Article 2 in respect of the shares of Company Common Stock formerly represented by such lost, stolen or destroyed Company Stock Certificate without any interest thereon.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the particular Section or subsection of the Company Disclosure Schedule (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to each other Section or subsection of the Company Disclosure Schedule to the extent that the relevance of any disclosed event, item or occurrence in the Company Disclosure Schedule to such other Section or subsection is reasonably apparent on its face as to matters and items that are the subject of the corresponding representation or warranty in this Agreement), or (b) as set forth in the Company SEC Documents filed with (or furnished to) the SEC by the Company on or after December 31, 2021 and least three (3) Business Days prior to the date of this Agreement, to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System and to the extent it is reasonably apparent on its face that such disclosure set forth in the Company SEC Documents would qualify the representations and warranties contained herein, and excluding from the Company SEC Documents (i) any exhibits thereto and (ii) any disclosures under the heading “Risk Factors” or disclosures in any “forward-looking statements” legend or other cautionary, predictive or forward-looking disclosures contained therein (other than historical factual information), the Company hereby represents and warrants to each of Parent and Merger Sub as follows:

Section 3.1             Due Organization and Good Standing; Subsidiaries.

(a)            Each of the Acquired Companies (i) is a corporation or other Entity that is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation or organization, as applicable, (ii) has full corporate (or, in the case of any Subsidiary that is not a corporation, other similar requisite authority) power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation or Entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii) above, where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(b)            Section 3.1(b)(i) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Section 3.1(b)(ii) of the Company Disclosure Schedule identifies each joint venture, partnership or similar equity interest or Securities owned by any Acquired Company other than those that are interests in Subsidiaries of the Company. No Subsidiary of the Company owns any Securities of the Company.

Section 3.2             Organizational Documents.

(a)            The Company has made available to Parent (or included as an exhibit to the Company SEC Documents) complete and correct copies of the Company Certificate of Incorporation and the Company Bylaws and the certificate of incorporation or bylaws (or other similar Organizational Documents) of each Subsidiary of the Company, each as amended to date, and each of such Organizational Documents is in full force and effect. The Company is not in violation of any of the provisions of its Organizational Documents. As of any date following the date hereof, notwithstanding anything in this Agreement to the contrary and notwithstanding anything set forth in the Company Disclosure Schedule, neither the Company nor any of its “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Law or similar state or federal Law, become insolvent or become subject to conservatorship or receivership.

(b)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, none of the Acquired Companies is in violation of any of the provisions of their respective Organizational Documents.

Section 3.3             Authority; Binding Nature of Agreement; No Vote Required.

(a)            The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the other Transactions, subject, in the case of the consummation of the Merger, to the receipt of the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock represented and entitled to vote at the Company Stockholders Meeting in favor of the adoption of this Agreement (the “Company Stockholder Approval”). The Company Board has, by resolutions unanimously adopted by the Company Board, (i) determined that this Agreement, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions, (iii) agreed that this Agreement be submitted to a vote at a duly held meeting of the Company’s stockholders for such purpose (the “Company Stockholders Meeting”), and (iv) subject to Section 5.3(b), approve the adoption of this Agreement at the Company Stockholders Meeting. As of the date of this Agreement, none of the aforesaid actions by the Company Board has been amended, rescinded or modified. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Merger and the other Transactions, have been duly and validly authorized by all necessary corporate action by the Company, and no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

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(b)            The Company Stockholder Approval is the only vote or consent of holders of Securities of the Company that is required to consummate the Merger and other Transactions.

Section 3.4             Non-Contravention; Consents. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger and the other Transactions, nor compliance by the Company with any of the terms or provisions of this Agreement will: (a) violate or cause a violation of any of the provisions of the Organizational Documents of (i) the Company or (ii) any other Acquired Company (assuming, in the case of the Company with respect to the Merger, that the Company Stockholder Approval is obtained); (b) subject to compliance with and clearances or approvals under applicable Antitrust Laws and applicable Foreign Investment Laws, conflict with or violate or cause a violation of any Law applicable to any Acquired Company or business of any Acquired Company; or (c) except as set forth on Section 3.4(c) of the Company Disclosure Schedule, violate, conflict with or result in any breach of any provision of, or loss of any benefit under, or constitute or cause a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the consent of, notice to or filing with any third Person pursuant to any of the terms or provisions of any Material Contract to which any Acquired Company is a party or by which any property or asset of any Acquired Company is bound, or result in the creation of any Encumbrance, other than any Permitted Encumbrance, upon any of the property or assets of any Acquired Company, other than, in the case of clauses (a) (solely with respect to the Subsidiaries of the Company), (b) and (c), that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No consent, approval, permit, Order or authorization (collectively, “Consent”) of, registration, declaration or filing with or notice to any Governmental Entity or other Person is required to be obtained or made by any Acquired Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger or the other Transactions, except (i) for the Company Stockholder Approval, (ii) as may be required by the Exchange Act, the DGCL, the listing requirements of the NYSE, the HSR Act or other applicable Antitrust Laws, or any applicable Foreign Investment Laws and (iii) for such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 3.5             Capitalization.

(a)            The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock, and (ii) 1,000,000 shares of undesignated preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). As of the close of business on August 15, 2022, 57,086,992 shares of Company Common Stock were issued and outstanding (including 0 shares of Company Restricted Stock), 6,806,598 shares of Company Common Stock were held by the Company as treasury shares, and no shares of Company Preferred Stock were issued and outstanding. Except for the foregoing, there are no other classes of capital stock of the Company. All of the issued and outstanding shares of Company Common Stock have been, and all of the shares of Company Common Stock that may be issued pursuant to any of the Company Compensatory Awards, the Company Benefit Plans or the Company ESPP will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, and are, or will be when issued, fully paid and nonassessable and free of preemptive rights. As of the close of business on August 15, 2022, Company Options relating to 1,122,561 shares of Company Common Stock, Company DSUs relating to 2,457,569 shares of Company Common Stock and Company RSUs relating to 1,220,376 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Compensatory Awards, other than Company Restricted Stock, and 956,480 shares of Company Common Stock were reserved for issuance under the Company ESPP. From the close of business on August 15, 2022, through the date of this Agreement, there have been (i) no issuances of any Company Common Stock, Company Preferred Stock or any other Securities of the Company other than issuances of Company Common Stock (A) pursuant to the exercise, vesting or settlement, as applicable, of any Company Compensatory Awards outstanding as of the close of business on August 15, 2022, in accordance with the terms of such Company Compensatory Awards or (B) under the Company ESPP in accordance with its terms and (ii) no grants of any Company Compensatory Awards or other equity or equity-based awards.

(b)            Except as set forth on Section 3.5(b) of the Company Disclosure Schedule, (i) none of the outstanding Company Common Stock or other Securities of any Acquired Company is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right, and there are no outstanding Securities representing the right to purchase or otherwise receive any other Securities of any Acquired Company; (ii) none of the outstanding Company Common Stock or other Securities of any Acquired Company is subject to any right of first refusal in favor of any of the Acquired Companies or other Person; and (iii) there is no Contract to which any of the Acquired Companies is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Common Stock or other Securities of any Acquired Company. None of the Acquired Companies is under any obligation, nor is any of the Acquired Companies bound by any Contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Common Stock or other Securities of any Acquired Company.

(c)            Except as set forth in Section 3.5(c) of the Company Disclosure Schedule, there are no bonds, debentures, notes or other Indebtedness of the Acquired Companies authorized, issued or outstanding having the right to vote (or convertible or exercisable or exchangeable for Securities having the right to vote) on any matters on which stockholders of the Company may vote.

(d)            Except as set forth in Section 3.5(a), as of the date of this Agreement, there was no: (i) outstanding subscription, option, call, warrant, preemptive right, convertible Securities or rights or other right (whether or not currently exercisable) to acquire any shares of the capital stock or other Securities of any Acquired Company, or any restricted stock unit, stock-based performance unit, phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock or other Securities of any Acquired Company, or agreements, arrangements, commitments or Contracts of any kind (contingent or otherwise) obligating any Acquired Company to grant, extend, issue, transfer, register, deliver or sell, or cause to be granted, extended, issued, transferred, registered, delivered or sold, any shares of capital stock of, or other Securities of, or any Security convertible into or exchangeable for any shares or other Securities of, any Acquired Company; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other Securities of any of the Acquired Companies; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other Securities.

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(e)            All the issued and outstanding company, partnership, corporate or similar (as applicable) ownership, voting or similar Securities or interests in each Subsidiary of the Company have been duly authorized and validly issued and are fully paid, nonassessable and not subject to preemptive rights, and, except as set forth in Section 3.5(e) of the Company Disclosure Schedule, are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all Encumbrances, other than Permitted Encumbrances.

(f)            Except for investments in cash equivalents and ownership by the Company or its Subsidiaries of Securities of the Subsidiaries of the Company and those Securities set forth on Section 3.1(b)(ii) of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries (i) owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest or Securities or (ii) has any obligation or has made any commitment to acquire any Securities of any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(g)            The Company has made available to Parent or its counsel accurate and complete copies of each of the Company ESPP, the Company Equity Plans and the forms of option, restricted stock, restricted stock unit, deferred stock unit and any other agreements evidencing the Company Compensatory Awards, and in respect of the foregoing forms, other than differences with respect to the number of shares of Company Common Stock covered thereby, the grant date, the exercise price, regular vesting schedule and expiration date applicable thereto, no such option, restricted stock, restricted stock unit, or deferred stock unit agreement or other similar agreement contains material terms that are not consistent with, or in addition to, such forms. Section 3.5(g) of the Company Disclosure Schedule sets forth, as of the close of business on August 10, 2022, each outstanding Company Compensatory Award and to the extent applicable, (i) the name (or employee identification number) and country of residence (if outside the U.S.) of the holder thereof, (ii) the number of shares of Company Common Stock issued or issuable thereunder, (iii) the expiration date, (iv) the exercise price relating thereto, (v) the grant date, (vi) the amount vested and outstanding and the amount unvested and outstanding, and (vii) the Company Equity Plan pursuant to which the award was made. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Company Option Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof or other authorized designee) and any required stockholder approval by the necessary number of votes or written consents. The Company does not have any liability in respect of any Company Option that was granted with a per share exercise price that was less than the fair market value of a share of Company Common Stock on the applicable Company Option Grant Date, and the Company has not granted any Company Options that are subject to the provisions of Section 409A of the Code. Each grant of a Company Compensatory Award was made in all material respects in accordance with (i) the terms of the applicable Company Equity Plan, (ii) all applicable securities Laws, including the listing rules of the NYSE, (iii) the Code and (iv) all other applicable Laws. The Company has the requisite authority under the terms of the applicable Company Equity Plan, the applicable award agreements and any other applicable Contract to take the actions contemplated by Section 2.7 and the treatment of Company Compensatory Awards described in Section 2.7, shall, as of the Effective Time, be binding on the holders of Company Compensatory Awards purported to be covered thereby. All of the outstanding Company Common Stock has been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom.

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(h)            All dividends or distributions on any Securities of any Acquired Company that have been declared or authorized, if any, have been paid in full.

Section 3.6             SEC Filings; Financial Statements. Except as set forth in Section 3.6 of the Company Disclosure Schedule:

(a)            All reports, schedules, forms, statements and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required to be filed by the Company with (or furnished by the Company to) the SEC since January 1, 2019 (collectively, the “Company SEC Documents”) under the Exchange Act or the Securities Act have been timely filed or furnished (as applicable) with the SEC. As of the time it was filed with (or furnished to) the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); (ii) none of the Company SEC Documents filed pursuant to the Exchange Act contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) none of the Company SEC Documents that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date of such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. As of the date of this Agreement, there are no amendments or modifications to the Company SEC Documents that are required to be filed with (or furnished to) the SEC, but that have not yet been filed with (or furnished to) the SEC. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act.

(b)            All of the financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) have been derived from the accounting books and records of the Acquired Companies, (ii) complied in all material respects with the applicable accounting requirements and with published rules and regulations of the SEC applicable thereto; (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iv) fairly present, in all material respects, the financial position, stockholders’ equity, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof or for the periods covered thereby (except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which, individually or in the aggregate, will be material). No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

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(c)            The Company maintains an effective system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in conformity with GAAP. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (and made available to Parent a summary of the significant aspects of such disclosure, if any) (i) all “significant deficiencies” and “material weaknesses” (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Except as set forth on Section 3.6(c) of the Company Disclosure Schedule, since January 1, 2019, the Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting.

(d)            The Company maintains effective disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(e)            The Company is in compliance in all material respects with the applicable provisions on the Sarbanes-Oxley Act and all applicable listing requirements and governance rules and regulations of the New York Stock Exchange (“NYSE”).

(f)            None of the Acquired Companies has effected, entered into, is a party to, or created, or has any commitment to effect, enter to, become a party to or create, any joint venture, securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) or Contract, in each case, where the result, purpose or intended effect of such transaction, Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquired Companies in its financial statements or other Company SEC Documents.

(g)            Prior to the date of this Agreement, the Company has made available to Parent complete and correct copies of all comment letters from the SEC that are not available to be viewed on EDGAR since January 1, 2019 through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any of the Company SEC Documents and, to the Knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review.

(h)            Since the enactment of the Sarbanes-Oxley Act, none of the Acquired Companies has made or permitted to remain outstanding, and does not currently have, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(i)            As of the date of this Agreement, to the Knowledge of the Company, there are no SEC proceedings pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries. Since January 1, 2019 through the date of this Agreement, there have been no internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer or general counsel of the Company or any of its Subsidiaries or the Company Board, any board of directors of any of its Subsidiaries or any committee of the Company Board or any board of directors of any of its Subsidiaries.

(j)            Since January 1, 2019, (i) neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, or unlawful accounting or auditing matters with respect to the Company or any of its Subsidiaries and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to the general counsel or chief executive officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

(k)            No (i) current or former officer or director of the Company or (ii) to the Knowledge of the Company, (A) beneficial owner of five percent (5%) or more of any voting Securities of the Company (B) “affiliate” or “associate” of any such Person, has any interest in any Contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Acquired Companies, which interest would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Act and that has not been so disclosed in the Company SEC Documents.

(l)            None of the Acquired Companies has any Liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected on a consolidated balance sheet of the Company (or the notes thereto) prepared in accordance with GAAP, except for: (i) Liabilities as and to the extent reflected or reserved against in the Most Recent Balance Sheet; (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet; (iii) Liabilities that have not have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iv) Liabilities and obligations incurred in connection with the Transactions.

Section 3.7            Absence of Certain Changes. Since December 31, 2021 through the date of this Agreement, (a) except for the negotiation, execution and delivery of this Agreement, the Acquired Companies have conducted their businesses in all material respects in the ordinary course consistent with past practice, (b)(i) the Company has not suffered a Company Material Adverse Effect and (ii) there has been no Effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) except as set forth in Section 3.7(c) of the Company Disclosure Schedule, none of the Acquired Companies has taken any action that, if taken after the date of this Agreement, would have constituted a breach of Section 5.1.

Section 3.8            Intellectual Property Rights.

(a)           Section 3.8(a) of the Company Disclosure Schedule lists all Patents owned or purported to be owned by the Acquired Companies (“Company Patents”), registered and applied-for Marks owned or purported to be owned by the Acquired Companies (“Company Marks”) and registered and applied-for Copyrights owned or purported to be owned by the Acquired Companies (“Company Copyrights”), where “applied-for” means an application for registration has been applied for and is currently pending.

(b)           The Acquired Companies are the sole and exclusive beneficial and, with respect to applications and registrations, record owner of all of the Company Intellectual Property Assets, free and clear of all Encumbrances (other than Permitted Encumbrances) and have taken commercially reasonable actions to maintain all Company Intellectual Property Assets. The Acquired Companies either own or have valid and continuing rights to use Intellectual Property Assets necessary for or otherwise material to the conduct of the Acquired Companies’ businesses as currently conducted. The Acquired Companies are not subject to any judgment that materially restricts or impairs the use of any Intellectual Property Assets necessary for or otherwise material to the conduct of the Acquired Companies’ businesses as currently conducted.

(c)            All Company Patents, Company Marks and Company Copyrights have been duly maintained (including the payment of maintenance fees, renewals, and affidavits of continuing use) and are not expired, cancelled or abandoned and, to the Knowledge of the Company, are valid and enforceable, except for such issuances, registrations or applications that an Acquired Company has permitted to expire or has cancelled or abandoned in its reasonable business judgment. No material Company Intellectual Property Asset is being used or enforced by an Acquired Company in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property Asset used in and necessary for or otherwise material to the conduct of the Acquired Companies’ businesses as currently conducted.

(d)            No Company Patents, Company Marks and Company Copyrights have ever been found invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, except for claims rejected or refused in connection with the prosecution of any registered Company Patents, Company Marks and Company Copyrights.

(e)            The Acquired Companies have secured from all of their employees, contractors, or consultants who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company Intellectual Property Asset, exclusive ownership of all such employee’s, contractor’s, or consultant’s, as applicable, Intellectual Property Assets in such contribution that the Acquired Companies do not already own by operation of Law. Without limiting the foregoing, the Acquired Companies have obtained proprietary information and invention disclosure and assignment contracts from all current and former employees, contractors, and consultants, and those contracts assign and require any assignment to the Acquired Companies all right, title and interest in and to Intellectual Property Assets developed by such employees, contractors, and consultants in the course of the work for which the employee, contractor, or consultant was engaged by the Acquired Companies, as applicable. To the Knowledge of the Company, no employee, contractor, or consultant of the Acquired Companies has entered into any Contract that conflicts in any material way with the work for which the employee, contractor, or consultant has been engaged by the Acquired Companies or requires the employee, contractor, or consultant to transfer, assign, or disclose information concerning such Person’s work for the Acquired Companies to anyone other than the Acquired Companies.

(f)            To the Knowledge of the Company, no current or former employee, contractor, or consultant of the Acquired Companies is in violation of (i) any term or covenant of any contractual or other obligation to the Acquired Companies relating to invention disclosure, invention assignment, non-disclosure or non-competition, or (ii) any applicable material non-disclosure obligation or restrictive covenant obligation for the benefit of any former employer of such employee, contractor, or consultant, by virtue of such employee, contractor, or consultant being employed by or performing services for the Acquired Companies, or using Trade Secrets or proprietary information of such former employer for the benefit of the Acquired Companies.

(g)           There (i) are no pending or, to the Knowledge of the Company, threatened claims against any Acquired Company alleging that the operation of the business of such Acquired Company infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, the rights of any Person in or to any Intellectual Property Assets (“Third Party IP Assets”) or that any of the Company Intellectual Property Assets is invalid or unenforceable and (ii) is and has been no written charge, complaint, claim, demand or notice to any Acquired Company alleging that the operation of the business of the Acquired Companies or their products or services infringes, misappropriates or violates (or in the past infringed, misappropriated or violated) any Intellectual Property Assets of any Person.

(h)           To the Knowledge of the Company, the operation of the business of the Acquired Companies as currently conducted does not infringe, misappropriate or otherwise violate, and as conducted since January 1, 2019 through the date hereof, has not infringed, misappropriated or otherwise violated, the rights of any Person in or to any Third Party IP Assets.

(i)            To the Knowledge of the Company, there is no, nor has there been any, infringement, misappropriation or other violation by any Person of any of the Company Intellectual Property Assets. The Acquired Companies have not asserted rights in any of the Company Intellectual Property Assets against any Person in any cease and desist letter or other notice, including in the nature of offering a license or covenant not to sue. There are no settlements, forbearances to sue, consents, or orders to which any of the Acquired Companies is subject that (i) restrict an Acquired Company’s right to exploit any material Intellectual Property Asset; (ii) materially restrict the Acquired Company’s business to accommodate a third Person’s Intellectual Property Asset; or (iii) permits a third Person to use any material Intellectual Property Asset.

(j)            The Acquired Companies have at all times taken reasonable security measures to protect and preserve the confidentiality of all confidential information and Trade Secrets owned by the Acquired Companies (the “Company Trade Secrets”) that are material to the business and any Trade Secrets disclosed to the Acquired Companies for which the Acquired Companies have an obligation of secrecy, against unauthorized access, disclosure, use, modification or other misuse. No Trade Secret that is material to the business has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed to any Person other than pursuant to a written confidentiality contract properly restricting the disclosure and use thereof.

(k)           The consummation of any of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the Consent of any other Person in respect of, the Acquired Companies’ right to own, use, or hold for use any of the Intellectual Property Assets necessary for or otherwise material to the conduct of the Acquired Companies’ businesses as currently conducted.

(l)            Other than in connection with the sale of services in the ordinary course of business, none of the Acquired Companies have entered into any contractual obligation requiring it to indemnify any other Person against infringement or other violation of any Intellectual Property Asset of any third Person, nor have any of the Acquired Companies entered into any contractual obligation requiring the Acquired Company to grant any Person the right to bring infringement actions or otherwise enforce rights with respect to any of the Company Intellectual Property Assets.

(m)           With regard to software that is used by the Acquired Companies or is proposed for use by the Acquired Companies: (i) the Acquired Companies have not experienced any material defects or disruptions in such software as used in a production environment, including any material error or omission in the processing of any transactions in a production environment that have not been corrected; and (ii) to the Knowledge of the Company, no such software contains any code designed or intended to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed, or to damage or destroy data or files without the user’s consent or is subject to the terms of any “open source” or other similar license that provides for the source code of any software that is proprietary to the Acquired Companies and material to the conduct of the Acquired Companies’ businesses as currently conducted to be disclosed, licensed, publicly distributed or dedicated to the public.

(n)            The Company IT Systems (i) operate and perform in accordance with their respective documentation and functional specifications and otherwise as required by the Acquired Companies and have not malfunctioned or failed since January 1, 2019, except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, and (ii) are adequate and sufficient in all material respects for the operations of the Acquired Companies as currently conducted.

(o)            The Acquired Companies have in place commercially reasonable measures, consistent with current industry standards, to protect the confidentiality, integrity and security of the Company IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against unauthorized use or access and against the introduction of malicious code, and since January 1, 2019, to the Knowledge of the Company, the Acquired Companies have not experienced any unauthorized use or disclosure of, or access to, the Company IT Systems or any information or data of the Acquired Companies. The Acquired Companies have used commercially reasonable efforts to evaluate the disaster recovery and backup needs of each Acquired Company and have implemented plans and systems that are reasonably designed to address the assessed risk. The Acquired Companies have implemented commercially reasonable data backup, data storage, system redundancy and disaster recovery procedures, as well as a commercially reasonable business continuity plan.

Section 3.9            Real Property.

(a)           No Acquired Company owns any real property.

(b)           Section 3.9(b)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all leases, subleases, licenses or other occupancy agreements or contracts for real property, including all amendments, supplements, modifications, renewals, guaranties and extensions with respect thereto (the “Leases” or individually, a “Lease”) to which any Acquired Company is a party pursuant to which any Acquired Company leases, subleases or otherwise occupies any real property from any other Person (all such real property, whether or not set forth on Section 3.9(b)(i) of the Company Disclosure Schedule, collectively, the “Leased Real Property”), together with the address of the related property; provided, that Section 3.9(b)(i) of the Company Disclosure Schedule shall include only Leases with respect to Leased Real Property with a monthly rent payment of $10,000 or more (the “Material Leases”). The Company has delivered or made available to Parent true, complete and accurate copies of each Lease (other than those not required to be listed on Section 3.9(b)(i) of the Company Disclosure Schedule). Each of the Leases is in full force and effect and is a valid and binding obligation of the applicable Acquired Company party thereto and, to the Knowledge of the Company, the other parties thereto. The applicable Acquired Company (i) holds good, valid and subsisting leasehold interests in the Leased Real Property under the Leases, free and clear of all subtenancies and other occupancy rights and, to the Knowledge of the Company, Encumbrances, other than Permitted Encumbrances or as set forth in Section 3.9(b)(ii) of the Company Disclosure Schedule, and (ii) enjoys peaceful and undisturbed possession under the Leases for all Leased Real Property. Except as set forth in Section 3.9(b)(ii) of the Company Disclosure Schedule, no Person other than an Acquired Company possesses, uses or occupies all or any portion of any Leased Real Property, and no Acquired Company is a party to any agreement, right of first offer, right of first refusal or option with respect to the purchase or sale of any real property or any interest therein. No material default or breach by any of the Acquired Companies (or to the Knowledge of the Company, any counterparty to such Lease), nor to the Knowledge of the Company any event or condition that with notice or the passage of time or both would result in or constitute a material default or breach by any of the Acquired Companies (or to the Knowledge of the Company, any counterparty to such Lease), exists under any Lease. No Acquired Company has received any written notice from, or sent any written notice to, any other party to a Lease alleging that the Acquired Company or such other party, as the case may be, is in default or breach of any Lease (other than matters that have been cured). No Acquired Company has received written notice of any, and to the Knowledge of the Company, there is no, pending or threatened condemnation proceeding (or jurisdictional equivalent thereof) or proceeding, action or agreement for taking (including by eminent domain), or any sale or disposition in lieu of condemnation, with respect to all or any portion of any Leased Real Property. Other than as set forth in Section 3.9(b)(iii) of the Company Disclosure Schedule, (i) no Consent by the landlord under any Material Lease is required in connection with or as a result of the execution, delivery and performance of this Agreement or the consummation of the Merger or the other Transactions and (ii) none of the Acquired Companies have vacated or abandoned any of the Leased Real Properties or given notice of its intent to do the same.

Section 3.10           Contracts.

(a)            Section 3.10 of the Company Disclosure Schedule sets forth a complete and correct list (except for this Agreement), as of the date of this Agreement, of each Contract, arrangement, commitment or understanding to which any of the Acquired Companies is a party or to which any asset or property of any Acquired Company is bound:

(i)            that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)            pursuant to which (A) the Acquired Companies collectively received revenues for the 2021 fiscal year in excess of $2,000,000 or (B) the Acquired Companies are collectively reasonably expected to receive revenues in excess of such $2,000,000 in the 2022 fiscal year;

(iii)          evidencing a commitment or requirement of the Acquired Companies (collectively) to make any capital expenditure (or receive a loan from a third Person in connection therewith) in excess of $1,000,000 (except with respect to equipment lease financing in the ordinary course of business consistent with past practice);

(iv)          that is a non-competition or non-solicitation Contract or any other Contract limiting, restricting or prohibiting, or purporting to limit, restrict or prohibit the manner or ability of any Acquired Company to compete or engage in any line or type of business or to engage in any line or type of business or compete with any Person in any geographic area, other than customer agreements entered into in the ordinary course of business, so long as such customer agreements do not purport to and would not bind Parent or any of its Affiliates (other than the Company and its Subsidiaries) following the consummation of the Transactions;

(v)            relating to or evidencing Indebtedness (whether outstanding or as may be incurred) of any of the Acquired Companies or any guarantee of Indebtedness by any of the Acquired Companies in excess of $2,000,000, other than any such Contract solely between or among the Company and any of its wholly owned Subsidiaries;

(vi)           relating to or evidencing Indebtedness (whether outstanding or as may be incurred) of any Third Party to any of the Acquired Companies in excess of $1,000,000;

(vii)         other than with respect to any Entity that is wholly owned by the Company or any Subsidiary of the Company, that is a partnership, joint venture, alliance, shareholder, or similar Contract (including but not limited to Contracts relating to the formation, creation, operation, management or control of the same, and Contracts pursuant to which an Acquired Company has an obligation (contingent or otherwise) to make an investment in or extension of credit to any Person);

(viii)        that is an agency, sales, marketing, commission, distribution, international or domestic sales representative or similar Contract;

(ix)           other than in respect of Indebtedness and Taxes, that creates future payment obligations by any of the Acquired Companies (including settlement agreements) outside the ordinary course of business and in excess of $3,000,000;

(x)            under which any Acquired Company has granted any Person registration rights (including demand and piggy-back registration rights);

(xi)           that obligates any Acquired Company to conduct any business on an exclusive basis with any third Person, or upon consummation of the Merger, will or purports to obligate Parent or any of its Affiliates to conduct business with any third Person on an exclusive basis;

(xii)          that is a Government Contract and involves payments to the Acquired Companies (or any of them) in excess of $3,000,000 per year;

(xiii)         that relates to the acquisition or disposition of any Person, business or operations or assets constituting a business (whether by merger, sale of stock, sale of assets, consolidation or otherwise) entered into within the past five (5) years (including any such Contract under which contemplated transactions were consummated but under which one or more of the parties thereto has executory indemnification, earn-out or other liabilities);

(xiv)         that is a Contract under which an Intellectual Property Asset that is material to the conduct of the Acquired Companies’ businesses as currently conducted is licensed, whether an Acquired Company is a licensor or licensee, exclusive of Contracts for the license to an Acquired Company of any software, hardware, or information technology systems that are generally commercially available (e.g., so-called “off-the-shelf software and technology”);

(xv)          that is a hedging, derivative or similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar Contract designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices);

(xvi)        addressing the employment of any individual with any Acquired Company with base compensation or payments in excess of $250,000 per annum that is not terminable upon notice of thirty (30) days or less;

(xvii)        providing for the retention, engagement or termination of any temporary agency employee, individual consultant or other individual independent contractor of any Acquired Companies, in each case that provides for compensation in excess of $250,000 per annum;

(xviii)      that is a labor, collective bargaining, works council or similar agreement;

(xix)         that provides for a loan or advance of any amount in excess of $10,000 to any employee of any of the Acquired Companies or any temporary agency employee, consultant or other independent contractor of the Acquired Companies, in each case, other than in the ordinary course of business consistent with past practice; or

(xx)          that is not covered by the foregoing clauses of this Section 3.10(a) and that is material to the business of the Acquired Companies, taken as a whole, and provides for termination, acceleration of payment or any other material rights or obligations upon the occurrence of a change of control in the Company or any of its Subsidiaries.

(b)            Each Contract, arrangement, commitment or understanding of the type described and required to be disclosed in Section 3.10(a) above (together with all amendment, supplements and modifications in each case thereto) is referred to herein as a “Material Contract.” A complete and correct copy of each Material Contract has been made available to Parent. Except Material Contracts that have expired by their terms or are terminated in accordance with their terms in compliance with Section 5.1, all of the Material Contracts are valid and binding on the Acquired Companies, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. No Acquired Company is in material breach of or default under, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a material default under, or result in the termination of, or acceleration under, the provisions of any Material Contract, and as of the date hereof, no Acquired Company has received written notice of any of the foregoing. As of the date of this Agreement, to the Knowledge of the Company, no other party to a Material Contract is in material breach of or default under, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a material default under, or result in the termination of, or acceleration under, the provisions of any Material Contract, and as of the date hereof, no Acquired Company has received written notice of any of the foregoing.

Section 3.11           Permits; Compliance; Anticorruption Laws.

(a)            Permits. (i) The Acquired Companies are in possession of all franchises, grants, licenses, easements, variances, exceptions, exemptions, consents, certificates, registrations, clearances and Consents necessary for the Acquired Companies to own, lease and operate their respective properties and assets under and pursuant to all applicable Laws or to carry on their respective businesses as now being conducted under and pursuant to all applicable Laws (the “Company Permits”), (ii) all such Company Permits are in full force and effect and (iii) as of the date of this Agreement, no suspension, cancellation, withdrawal or revocation thereof is pending or, to the Knowledge of the Company, threatened, except where (in each case of the foregoing clauses (i)-(iii)), the failure to be in possession of, failure to be in full force and effect or the suspension, cancellation, withdrawal or revocation thereof (A) has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, or (B) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other Transactions.

(b)            Compliance with Laws. Except as set forth on Section 3.11(b) of the Company Disclosure Schedule, each Acquired Company is and has been since January 1, 2019, in compliance with (i) all Laws applicable to such Acquired Company and (ii) all Company Permits (and no Acquired Company or, to the Knowledge of the Company, any of their respective directors, officers or employees, has received any written or, to the Knowledge of the Company, oral notification from a Governmental Entity or other Person asserting that the Company or any of its Subsidiaries is, or is suspected of, alleged to be or under investigation for being, or has received a request for information in relation to potentially being, not in compliance with any Laws or Company Permits), except, in each case of the foregoing, for such failure to be in such compliance or notices thereof that (A) has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, or (B) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other Transactions. This representation does not address and does not purport to address any application of Antitrust Laws or Foreign Investment Laws to this Agreement or the Transactions.

(c)            Prohibited Payments. None of the Acquired Companies or any of their respective directors, officers or employees or, to the Knowledge of the Company, any other Representatives, agents, consultants, joint venture partners or independent contractors of any of the Acquired Companies, or any other Person acting for or on behalf or at the direction of the Acquired Companies has, at any time since January 1, 2017, in the course of its actions for, or on behalf of, any of them (i) used or is using any Acquired Company funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) established, maintained, or is maintaining any unlawful fund of Acquired Company monies or other properties, (iii) directly or indirectly made, promised, or authorized, or offered to make, promise or authorize, any unlawful payment to any foreign or domestic Government Official, (iv) directly or indirectly made, paid, promised, or authorized, or offered to make, promise or authorize, any bribe, contribution, gift, rebate, payoff, influence payment, kickback or other payment of any nature to any Person, private or public, regardless of what form, whether in money, property or services, in violation of or that is prohibited by any Law (including any Anticorruption Law) or (v) otherwise has, directly or indirectly, taken any action that would cause the Acquired Companies to be in violation of any Anticorruption Laws. Without limiting the foregoing, none of the Acquired Companies or any of their respective directors, officers or employees or, to the Knowledge of the Company, any other Representatives, agents, consultants, joint venture partners or independent contractors of any of the Acquired Companies, or any other Person acting for or on behalf or at the direction of the Acquired Companies has directly or indirectly offered or given anything of value corruptly to (A) any Government Official, political party or official thereof or any candidate for political office or (B) any Person, while knowing that all or a portion of such thing of value will be offered, given or promised, directly or indirectly, to any Government Official, to any political party or official thereof or to any candidate for political office for the purpose of the following: (1) influencing any act or decision of such Government Official, political party, party official or candidate in his, her or its official capacity, including influencing such Government Official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such official, political party, party official or candidate, or securing any improper advantage or (2) inducing such Government Official, political party, party official or candidate to use his, her or its influence with a Governmental Entity or instrumentality thereof to affect or influence any act or decision of such Governmental Entity or instrumentality, in order to assist any Acquired Company in obtaining or retaining business for or with, or directing business to, any Person.

(d)            Anticorruption Laws. Since January 1, 2017, none of the Acquired Companies or any of their respective directors, officers or employees or, to the Knowledge of the Company, any other Representatives, agents, consultants, joint venture partners or independent contractors of any of the Acquired Companies, or any other Person acting for or on behalf or at the direction of the Acquired Companies (i) is or has been the subject of an unresolved claim or allegation relation to, (A) any potential violation of Anticorruption Laws or (B) any potentially unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to a Government Official, to any political party or official thereof or to any candidate for political office, or (ii) has received any written notice or other communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anticorruption Laws. The Acquired Companies maintain written compliance policies and a system or systems of internal controls reasonably designed to (i) ensure compliance with Anticorruption Laws and (ii) prevent and detect violations of Anticorruption Laws.

(e)            International Sales Agreements. Section 3.11(e) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Contracts, agreements and arrangements between any of the Acquired Companies and any Person, including Representatives, wherein the Acquired Companies has promised or agreed to pay any fees, compensation or other consideration to such Person in connection with, conditioned on, or as a commission for, the facilitation of sales of any Acquired Company in any territories outside the United States, including but not limited to any independent sales representative agreements entered into by any of the Acquired Companies with any Person, either foreign or domestic, with respect to sales outside the United States (collectively, “International Sales Agreements”). Since January 1, 2017, all of the International Sales Agreements entered into by or on behalf of any Acquired Company have been and are in compliance with Anticorruption Laws. With respect to all International Sales Agreements in effect at any time since January 1, 2017, (i) the Acquired Companies conducted reasonable due diligence with respect to all Persons that are parties to or retained pursuant thereto to the effect that the entry into such International Sales Agreements did not create material risk of violation of any Anticorruption Laws; (ii) none of such Persons retained under such International Sales Agreements, during the period that the relevant International Sales Agreement is or was in effect, have been or are Government Officials of or agents for any Governmental Entity or, to the Knowledge of the Company, are married to, or direct descendants or close relatives of such Government Officials or agents; and (iii) to the Knowledge of the Company, none of the payments made by the Acquired Companies under International Sales Agreements since January 1, 2017 have been used in any manner, directly or indirectly, by any such Person, to make payments of any nature to any Government Officials of any Governmental Entity.

Section 3.12            Legal Proceedings; Orders.

(a)            Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, as of the date hereof, there is no (i) Legal Proceeding or (ii) investigation by any Governmental Entity, in each case, pending, or, to the Knowledge of the Company, threatened against any of the Acquired Companies or any asset or property of the Acquired Companies that (A) has been, or would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, or (B) would reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other Transactions.

(b)            As of the date hereof, there is no Order outstanding against, or involving, any of the Acquired Companies or any asset or property of the Acquired Companies, that (i) has been, or would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole or (ii) would reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other Transactions.

(c)            Since January 1, 2019, there have not been any professional services liability, construction, manufacturing or design defect, warranty, repair or other material professional services-related claims by any third Person (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from services rendered by or on behalf of the Acquired Companies that have been, or would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. As of the date of this Agreement, no Acquired Company has any material Legal Proceedings pending against any other Person.

Section 3.13           Tax Matters.

(a)            Except as set forth on Section 3.13(a) of the Company Disclosure Schedules: (i) the Acquired Companies have timely filed with the appropriate Governmental Entities all U.S. federal income and other material Tax Returns that are required to be filed by them and all such Tax Returns are true, complete and accurate in all material respects; (ii) all U.S. federal income and other material Taxes due and owing by the Acquired Companies (whether or not shown to be due on any Tax Returns) have been timely paid to the appropriate Governmental Entities; (iii) none of the Acquired Companies currently is the beneficiary of any extension of time within which to file any Tax Return other than customary extensions for which no approval is required; and (iv) there are no security interests or other Encumbrances on any of the assets of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any material Tax, other than Encumbrances described in clause (b) of Permitted Encumbrances.

(b)           Each of the Acquired Companies has complied, in all material respects, with all applicable Laws relating to information reporting and the collection, withholding and remittance of Taxes (including information reporting requirement(s)) and has duly and timely collected and withheld in connection with any amounts paid, credited or owing to any employee, Worker, creditor, customer, policyholder, or other Person, and has fully and timely remitted to the appropriate Governmental Entity, all material amounts required to be so collected, withheld and remitted.

(c)            Each of the Acquired Companies has established (and until the Closing Date will maintain) on its books and records reserves that are adequate to satisfy all liabilities for material Taxes that are not yet due and payable and are required to be accrued in accordance with GAAP, through the Closing Date.

(d)            Each of the Acquired Companies has made available to Parent complete copies of all (i) U.S. federal income and other material Tax Returns of the Acquired Company and (ii) examination reports and statements of deficiencies in respect of Taxes assessed against or agreed to by the Acquired Company, in each case, for which the period of assessment or collection remains open.

(e)            Except as set forth on Section 3.13(e) of the Company Disclosure Schedule, there is no on-going, pending, or to the Knowledge of the Company, threatened audit, claim, assessment, levy, dispute, or administrative or judicial proceeding with respect to any material Taxes or U.S. federal income and other material Tax Returns of any of the Acquired Companies.

(f)            Except as set forth on Section 3.13(f) of the Company Disclosure Schedule, no Governmental Entity has proposed, asserted or assessed any deficiency with respect to any material Tax Liability of any Acquired Company that has not been paid or finally settled.

(g)           During the past five (5) years, no written claim has been made by a Governmental Entity in a jurisdiction where Tax Returns are not filed by or with respect to the Acquired Companies that any of the Acquired Companies is or may be subject to taxation by that jurisdiction.

(h)           Except as set forth on Section 3.13(h) of the Company Disclosure Schedule, none of the Acquired Companies has a permanent establishment (within the meaning of the Code or applicable Tax treaty) or otherwise has an office or fixed place of business, or any other connection that has subjected or could reasonably be expected to have subjected it to material Tax, in a country other than the country in which it is organized.

(i)            There are no outstanding applications, written agreements, consents or waivers to extend the statute of limitations applicable to the assessment of any material Taxes or deficiencies against any of the Acquired Companies.

(j)            None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to Taxes, which waiver or agreement is still in effect.

(k)           There are no agreements relating to the allocating or sharing of Taxes to which any of the Acquired Companies is a party other than customary agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes.

(l)            None of the Acquired Companies has requested or received any closing agreement (as described in Section 7121 of the Code, or any predecessor provision or any analogous, comparable or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings related to Taxes from any Governmental Entity, or signed (or been a party to or bound by) any binding agreement relating to Taxes with any Governmental Entity (including any advance pricing agreement) that reasonably could be expected to have a material adverse impact on the Tax liability of any of the Acquired Companies in a taxable period (or portion thereof) ending after the Closing Date.

(m)          Except as set forth on Section 3.13(m) of the Company Disclosure Schedule, none of the Acquired Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) or any other change in method of accounting occurring prior to the Closing, (ii) closing agreement described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing, (iii) installment sale or open transaction disposition occurring prior to the Closing, (iv) use of an improper method of accounting prior to the Closing, (v) prepaid amount received, or deferred revenue accrued, prior to the Closing, (vi) “gain recognition agreement” as described in U.S. Treasury Regulation Section 1.367(a)-8 (or any similar provision of state, local or non-U.S. Law) executed prior to the Closing, (vii) election under Section 965(h) of the Code, or (viii) the application of Section 951 or Section 951A of the Code.

(n)            None of the Acquired Companies (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of Law to which the Acquired Companies may be subject, other than the affiliated group of which the Company is the common parent or (ii) has any Liability for the Taxes of any Person (other than any Acquired Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of Law) or as a transferee or successor, by Contract, Law or otherwise.

(o)            None of the Acquired Companies has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(p)            During the past two (2) years, none of the Acquired Companies has been a “distributing corporation” or a “controlled corporation” in a distribution that was intended to qualify, in whole or in part, under Sections 355(a) of the Code.

(q)            None of the Acquired Companies is or has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(r)            Each Acquired Company has (A) to the extent applicable, properly complied in all material respects with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136) (the “CARES Act”), (B) to the extent applicable, properly complied in all material respects with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) (the “FFCRA”) and Section 2301 of the CARES Act (C) not deferred any payroll Tax obligation pursuant to any Payroll Tax Executive Order, and (D) not sought (nor has any Affiliate that would be aggregated with the Acquired Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)). The amount of any Deferred Payroll Taxes and the due dates for the payment of such Taxes are set forth on Section 3.13(r) of the Company Disclosure Schedule.

(s)            None of the Acquired Companies is, nor will be, required to include any material amount in income for a taxable year ending after December 31, 2017 as a result of the application of Section 965 of the Code, except with respect to payments made in subsequent taxable years under a valid election under Section 965(h)(1) of the Code or with respect to which the financial statements of such Acquired Company reflect adequate reserves in accordance with GAAP. With respect to any amounts that an Acquired Company is required to include in income as a result of the application of Section 965 of the Code (or any similar or analogous provision of state Law), such Acquired Company (i) has timely made a valid election under Section 965(h)(1) of the Code (or any similar or analogous provision of state Law) and (ii) has timely paid in full each installment payment that is required to be paid on or before the Closing Date pursuant to Section 965(h)(2) of the Code (or any similar or analogous provision of state Law). No Acquired Company that is organized outside of the United States (i) is or has been a "passive foreign investment company" as defined in Section 1297 of the Code, (ii) is a "surrogate foreign corporation" as defined in Section 7874(a)(2)(B) of the Code, or (iv) is subject to U.S. federal income Tax under any provision of the Code. During the past five (5) years, no Acquired Company (i) incurred any material “dual consolidated loss” within the meaning of Section 1503(d)(2) of the Code, (ii) participated in any “international boycott” within the meaning of Section 999 of the Code or (iii) has been subject to any accumulated earnings Tax or personal holding company Tax.

(t)            The Acquired Companies are and have been in compliance in all material respects with all transfer pricing requirements in all jurisdictions in which any Acquired Company does business.

(u)            Section 3.13(u) of the Company Disclosure Schedule sets forth the U.S. federal income tax classification for each Acquired Company.

Section 3.14            Employee Benefit Plans.

(a)            Section 3.14(a) of the Company Disclosure Schedule sets forth a correct and complete list of each Company Benefit Plan and with respect to each such Company Benefit Plan that covers individuals located primarily outside of the United States (each, an “International Plan”) listing the applicable country with respect to which such International Plan relates.

(b)            With respect to each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan documents (or a written description thereof if not reduced to writing) and all amendments thereto and all related insurance contracts, trust agreements or documentation pertaining to other funding vehicles; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recently filed IRS Form 5500 (including schedules and attachments) and the most recently prepared actuarial reports and financial statements; (iv) the most recent IRS determination or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code; (v) all material correspondence with any Governmental Entity during the past three (3) years; and (vi) with respect to each material International Plan, any applicable materials that are substantially comparable (taking into account differences in applicable differences in applicable Law and practice) to the materials required to be provided pursuant to clauses (ii), (iii) and (iv).

(c)            None of the Acquired Companies or any ERISA Affiliates maintains, sponsors, contributes to or is required to contribute to, or has any (or may be reasonably expected to have any) Liability under or with respect to, and within the past six (6) years, none of the Acquired Companies nor any entity that was an ERISA Affiliate during such time, maintained, sponsored, contributed to or was required to contribute to, any (i) “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) “pension plan” subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or otherwise subject to Title IV of ERISA, (iii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (iv) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA) or (v) plan, program, contract, policy, arrangement or agreement that provides for material post-retirement or post-termination health, life insurance or other welfare type benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code and for which the beneficiary pays the entire cost of coverage. None of the Acquired Companies has any Liability by reason of it at any time being considered a single employer with any other Person under Section 414 of the Code.

(d)            Each Company Benefit Plan that is intended to qualify under Section 401 of the Code has either received a favorable determination or opinion letter from the IRS as to its qualified status or has been established under an IRS pre-approved plan for which an IRS opinion letter has been obtained by the plan sponsor and, to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, and no condition exists, that has adversely affected or would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.

(e)            The Company Benefit Plans have been maintained, funded and administered in all material respects in accordance with their terms and applicable Law. With respect to each Company Benefit Plan, all required payments, premiums, contributions, distributions, reimbursements or accruals for all periods (or partial periods) (i) ending prior to or on the date of this Agreement have been timely made, or to the extent not yet due, have been properly accrued on the balance sheet and (ii) ending after the date of this Agreement and prior to or as of the Effective Time shall have been timely made and all contributions, assessments, premiums, and other payments for any such period that are not yet due have been made or properly accrued on the balance sheet in all material respects.

(f)            There are no pending or, to the Knowledge of the Company, threatened suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, audits, investigations, administrative or other proceedings before any Governmental Entity relating to or with respect to any Company Benefit Plan.

(g)           Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has been maintained and operated in good faith compliance with Section 409A of the Code.

(h)           None of the Acquired Companies have engaged in, and, to the Knowledge of the Company, no other “party in interest” or “disqualified person” with respect to any of the Company Benefit Plans has engaged in, a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that would cause the Company or any of its Subsidiaries to incur any material liability.

(i)            Except (i) as set forth on Section 3.14(i) of the Company Disclosure Schedule, and (ii) as set forth in Section 2.7, neither the execution of this Agreement nor the consummation of the Merger and other Transactions (either alone or in connection with any other event, including any termination of employment or services) will (A) entitle any current or former employee, officer, director or consultant of any Acquired Company to severance pay, unemployment compensation or any other payment or benefit, or result in any forgiveness of any Indebtedness with respect to such Person, (B) accelerate the time of payment, funding or vesting, or increase the amount of compensation, equity award or other benefits due to any such individual or (C) require the funding (through a grantor trust or otherwise) of any payments, equity award or benefits with respect to any such individual. No amount that is payable in the Merger or other Transactions or could be received (whether in cash or property or the vesting of property) by any individual as a result of the occurrence of the Merger or other Transactions (either alone or in combination with any other event) will, or could reasonably be expected to be, characterized as an “excess parachute payment” (as such term is defined in Section 280G of the Code). No Acquired Company has any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax, including under Sections 409A or 4999 of the Code.

(j)            No Company Benefit Plan provides, and no Acquired Company has any obligation to provide, post-employment or post-termination health or welfare benefits for any current or former employees or other service providers (or any dependent thereof) of the Acquired Companies or any ERISA Affiliates, other than as required under Section 4980B of the Code or other applicable Law for which the covered Person pays the full cost of coverage.

(k)            Each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA complies, in all material respects, with the Patient Protection and Affordable Care Act (“PPACA”), the Health Care and Education Reconciliation Act of 2010 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”) and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Acquired Companies or any Company Benefit Plan to any penalties or excise Taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.

(l)            Any individual who performs or performed services for an Acquired Company and who is not treated as an employee for federal income tax purposes by an Acquired Company is not an employee under applicable Laws or for any purpose, including for Tax withholding purposes or Company Benefit Plan purposes, and no Acquired Company has or could have any material liability by reason of any individual who performs or performed services for a Acquired Company in any capacity, being improperly excluded from participating in any Company Benefit Plan, and no use of the services of any such individuals could reasonably be expected to result in the disqualification of any of the Company Benefit Plans or the imposition of any material Taxes or penalties on any Acquired Company.

(m)           Each International Plan (i) if intended to qualify for special Tax treatment, meets all the requirements for such treatment and (ii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully-funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable Law and accounting principles.

(n)            No Acquired Company has: (i) ever been an employer in relation to, participated in, or had any liability (whether prospective, contingent or otherwise) to or in respect of a defined benefit pension scheme in any jurisdiction, or (ii) otherwise entered into any contractual arrangements or given any promises or commitments relating to the provision of pension benefits to employees or officers (or former officers) that are not “money purchase benefits” within the meaning of the United Kingdom Pension Scheme Act 1993.

(o)            No employee has transferred to any of the Acquired Companies under the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 who prior to such transfer was entitled to any early retirement benefits under a defined benefit pension scheme.

Section 3.15           Labor Matters.

(a)            The Acquired Companies and since January 1, 2019, have been, are in compliance in all material respects with all applicable Laws and Orders governing or relating to labor, employment or employment practices, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings and layoffs, disability rights, immigration, human rights and non-discrimination, non-harassment, and non-retaliation in employment, employee classification, unemployment insurance, occupational safety and health, employee leaves of absence, privacy, social contributions (including payment and withholding of U.S. social security and similar Taxes) and wages and hours (collectively, “Employment Laws”). Since January 1, 2019, none of the Acquired Companies have incurred any liability or obligation under the WARN or any similar state or local Law that remains unsatisfied. None of the Acquired Entities have failed to pay any of its current or former employees for any wages (including overtime), salaries, commissions, bonuses, benefits or other direct compensation for any services performed by them or amounts required to be reimbursed to such individuals that are due and payable. Each of the employees of the Acquired Companies are and, since January 1, 2019, have been properly classified by an Acquired Company as “exempt” or “non-exempt” under applicable Law.

(b)           Except as set forth on Section 3.15(b) of the Company Disclosure Schedule, no employees of any Acquired Company are currently represented by a labor union, works council, employee representative group or similar organization (whether in or outside the U.S.) and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Acquired Companies. No strike, slowdown, picketing, lockout, work stoppage or other material labor dispute by the employees of the Acquired Companies is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, has there been any such action or event since January 1, 2019. No Acquired Company is a party to, bound by, or in the process of negotiating, any labor, collective bargaining, works council or similar agreement. There is no labor union, works council, employee representative group or similar organization with which, pursuant to applicable Law or any governing agreement, there is a duty to bargain in connection with the Merger or other Transactions.

(c)            Except as set forth on Section 3.15(c) of the Company Disclosure Schedule, there are no Legal Proceedings, unfair practice charges or material grievances, by any current or former employee or consultant of the Acquired Companies pending or, to the Knowledge of the Company, threatened to be brought or filed under any of the Employment Laws referenced in Section 3.15(a) that, if confirmed, would constitute violations of any Employment Law and that, if known to the public, would bring an Acquired Company into material disrepute.

(d)            To the Knowledge of the Company, no employee of any of the Acquired Companies at the level of Vice President or above and with an annual salary in excess of $250,000 or Worker of any of the Acquired Companies is in violation of any term of any common law nondisclosure obligation, fiduciary duty, non-disclosure agreement, non-competition agreement or any other restrictive covenant agreement with a former employer relating to the right of any such employee or Worker to be employed or engaged by any of the Acquired Companies because of the nature of the business conducted by the Acquired Companies or to the use of Trade Secrets or proprietary information of others. Except as set forth on Section 3.15(d) of the Company Disclosure Schedule, none of the Acquired Companies are party to (i) any employment Contract, or (ii) any other written material Contract relating to the employment, severance, retention or indemnification (including any non-solicitation and non-competition covenants) of any employee of the Acquired Company, other than written employment agreements that are terminable (A) at will by the applicable Acquired Company, as applicable, without penalty, or (B) without notice or compensation, other than any notice period, severance payment or benefit required under applicable Law or any liability arising out of or connected to any employment claim.

(e)           As of the date of this Agreement, no current employee of any of the Acquired Companies at the level of Vice President or above and with an annual salary in excess of $250,000 has given written notice that they intend to terminate their employment with the Acquired Companies.

(f)            Within the past two (2) years, none of the Acquired Companies has implemented any plant closing or layoff of employees that (in either case) triggered notifications under WARN or any other applicable Law governing redundancies outside of the United States.

(g)           Each employee of the Acquired Companies (i) located in the United States has the lawful right to work in the United States and the applicable Acquired Company has in its files a Form I-9 that was completed in accordance with applicable Law for each employee from whom such form is required under applicable Law and (ii) located outside the United States has the lawful right to work in such jurisdiction and the applicable Acquired Company has collected work authorization documentation for each such employee in compliance with applicable Law. There is no pending or, to the Knowledge of the Company, threatened investigation by any branch or department of the U.S. Immigration and Customs Enforcement, or other federal agency charged with administration and enforcement of federal immigration Laws, or any foreign equivalent. The Acquired Companies are, and, to the Knowledge of the Company, each of their respective employees is, in compliance with all applicable immigration and work permit requirements and no immigration status or work permit held by any employee of the Acquired Companies will expire during the six (6) month period following the date of this Agreement.

(h)           The Company has made available to Parent a complete and accurate list of all employees of the Acquired Companies as of July 13, 2022, stating such employee’s (i) job title, (ii) employing Entity, (iii) salary, bonus and target incentive compensation, if applicable, or other rate of pay, (iv) full-time or part-time status, (v) exempt or non-exempt status, if applicable, and (vi) active or leave status.

(i)            Since January 1, 2019, no Acquired Company has entered into any settlement agreement relating to allegations of sexual harassment or sexual misconduct by any officer, director, or employee holding the position of Vice President or above, and no material complaints of sexual harassment or sexual misconduct have been filed by any employee pursuant to any anti-harassment/discrimination policy or harassment/discrimination investigation procedure of the Acquired Companies against any officer, director, or employee holding the position of Vice President or above.

Section 3.16            Environmental Matters. Except as has not been, and would not reasonably expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole: (i) each of the Acquired Companies is and has been in compliance with all applicable Environmental Laws and possesses and is and has been in compliance with all required Environmental Permits, (ii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against the Acquired Companies, (iii) to the Knowledge of the Company, none of the Acquired Companies or any of their predecessors has owned or operated any property or facility that is or has been contaminated by any Hazardous Materials, or is liable for or caused any releases or threatened release of Hazardous Materials at any property currently or formerly owned or operated by the Acquired Companies or any of their predecessors, or at any offsite disposal location in connection with the current or past operations of the Acquired Companies or their predecessors, which in each case would reasonably be expected to result in an Environmental Claim, (iv) to the Knowledge of the Company, there has been no exposure of any Person to any Hazardous Material in connection with the current or former properties, operations and activities of the Acquired Companies, (v) none of the Acquired Companies has received any written claim or notice of violation from any Governmental Entity or any other Person alleging that any of the Acquired Companies is or has been in actual or potential violation of, or may otherwise be liable under, any Environmental Law, or regarding any Hazardous Materials, (vi) none of the Acquired Companies is a party or subject to any Order pursuant to Environmental Law, (vii) none of the Acquired Companies has assumed, agreed to be responsible for, undertaken, provided an indemnity with respect to or agreed to indemnify against, or otherwise become subject to, any Liability of any other Person relating to Environmental Law or Hazardous Materials and (viii) the Company has made available to Parent all environmental reports, audits, assessments (including Phase I or II environmental assessments) and other material environmental documents (including any documents pertaining to (A) any unresolved claims arising under or relating to any Environmental Law, (B) any Hazardous Materials in, on, beneath or adjacent to any property or (C) the Acquired Companies’ compliance with applicable Environmental Laws) relating to the Acquired Companies and any property owned, leased or occupied by each Acquired Company, in each case in the possession, custody or control of the Acquired Companies.

Section 3.17            Insurance. Section 3.17 of the Company Disclosure Schedule lists all material insurance policies maintained by or on behalf of any of the Acquired Companies as of the date of this Agreement. The Acquired Companies have paid, or caused to be paid, all premiums due under all material insurance policies of the Acquired Companies, and all such insurance policies are in full force and effect. Since January 1, 2019 through the date hereof, none of the Acquired Companies has received any written communication or notice of any (a) default with respect to any obligations under, or premature cancellation, termination or invalidation of, any material insurance policy held by any Acquired Company (except with respect to policies that have been replaced with similar policies), (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by the Acquired Companies or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy held by the Company. As of the date hereof, there is no pending material claim by any Acquired Company against any insurance carrier under any insurance policy held by any Acquired Company.

Section 3.18           Proxy Statement. The proxy statement of the Company (as amended or supplemented from time to time, the “Proxy Statement”) to be filed with the SEC for use in connection with the solicitation of proxies from the stockholders of the Company in connection with the Merger and the Company Stockholders Meeting will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading at the time such Proxy Statement or any amendment or supplement thereto is filed with the SEC, at the time it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.19           Opinion of Financial Advisor. The Company Board has received the opinion of Houlihan Lokey, Inc., dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of Company Common Stock (other than holders of any Excluded Shares and Appraisal Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.20           Brokers. No broker, finder, investment banker or other intermediary (other than Houlihan Lokey, Inc., the fees and expenses of which will be paid by the Company) is entitled to any investment banking, brokerage, finder’s or other similar fee or commission in connection with this Agreement, the Merger or the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates. True, correct and complete copies of all agreements between the Company and Houlihan Lokey, Inc. have been made available to Parent.

Section 3.21           Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.5, the Company Board has taken all actions and votes as are necessary to render any of the restrictions on “business combinations” set forth in Section 203 of the DGCL, any rights agreement or poison pill or any other takeover, anti-takeover, “moratorium,” “fair price,” “control share acquisition,” or similar Laws (or any such restrictions in the Company Certificate of Incorporation) inapplicable to this Agreement, the Merger or the other Transactions, including the Support Agreement.

Section 3.22           Customers. Section 3.22 of the Company Disclosure Schedule sets forth the ten (10) largest customers (by revenue) of the businesses of the Acquired Companies (on a consolidated basis) during the twelve months ended June 30, 2022. Since January 1, 2022 through the date of this Agreement, no such customer has canceled or otherwise terminated, or to the Knowledge of the Company, threatened to cancel or otherwise terminate, its relationship with the applicable Acquired Companies or has decreased materially, or to the Knowledge of the Company, threatened to decrease materially, the quantity of services purchased from the Acquired Companies.

Section 3.23           Warranties. Each service provided or rendered by the Acquired Companies complies in all material respects with all applicable contractual specifications, requirements and covenants and all express and implied warranties made by the Acquired Companies and is not subject to any term, condition, guaranty, warranty or other indemnity beyond the applicable standard terms and conditions for such service, and none of the Acquired Companies has any material liability for replacement, repair or other damages in connection with such service.

Section 3.24            Government Contract and Industrial Security Matters.

(a)            Except as set forth in Section 3.24(a) of the Company Disclosure Schedule, there are (i) no outstanding material claims or requests for equitable adjustment against any of the Acquired Companies by a Governmental Entity or by any prime contractor, higher or lower tier subcontractor, vendor or other Third Party arising under or relating to any Government Contract, and (ii) no outstanding material disputes between any of the Acquired Companies, on the one hand, and a Governmental Entity, on the other hand, under the Contract Disputes Act (41 U.S.C. §§ 601-613) or any other statute or between the Acquired Company, on the one hand, and any prime contractor, higher or lower tier subcontractor, vendor or other Third Party, on the other hand, arising under or relating to any such Government Contract or Government Bid. Except as set forth in Section 3.24(a) of the Company Disclosure Schedule, no Acquired Company has any material interest in any pending or potential claim against any Governmental Entity or any prime contractor, higher or lower tier subcontractor or vendor arising under or relating to any Government Contract or Government Bid.

(b)            Neither the Acquired Companies nor any of the respective directors, officers, employees thereof, to the Knowledge of the Company (i) is, has been in the past five (5) years or, to the Knowledge of the Company, is threatened with being, debarred, suspended or excluded from participation in, or the award of, Contracts or doing business with any Governmental Entity, (ii) is (or was, during such period) the subject of a finding of non-compliance, non-responsibility or ineligibility for government contracting or (excluding for this purpose ineligibility to bid on certain Contracts due to generally applicable bidding requirements) for any reason is listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs, (iii) has committed in the past five (5) years (or taken any action to promote or conceal) any violation of any applicable Law relating to procurement in respect of any Government Contract or Government Bid, or (iv) is currently proposed for, or has been subject to, suspension, debarment or exclusion proceedings. No payment, contribution, gift or discount has been made or given by the Acquired Companies or by any Person on behalf of the Acquired Companies in the past five (5) years in connection with any Government Contract or Government Bid, in violation of such Government Contract or Government Bid or applicable Law.

(c)            No “principal” of the Company (as defined in FAR § 2.101) has knowingly failed to disclose to a Governmental Entity credible evidence of (i) a violation of federal criminal Law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code, (ii) a violation or of the civil False Claims Act (31 U.S.C. §§ 3729 - 3733) or (iii) any significant overpayment(s), in each case in connection with the award, performance or close out of any Government Contract, which failure could reasonably be a cause for debarment or suspension pursuant to FAR §§ 9.406-2 or 9.407-2.

(d)           There has not been, and there is no basis for, a finding of fraud or any claim of any material Liability as a result of defective pricing, mischarging or improper payments on the part of any of the Acquired Companies. None of the Acquired Companies has undergone nor received any written communication that it will be subject to, and there is no basis for, any audit arising under or relating to any Government Contract, other than routine audits conducted by a Governmental Entity in the ordinary course of business.

(e)            Each of the Acquired Companies has complied in all material respects with the data security, cybersecurity, and physical security systems and procedures required by its Government Contracts. To the extent required by the terms of the Government Contract or applicable Law, any data security, cybersecurity or physical security breach related to any Government Contract has been reported to the necessary Governmental Entity.

(f)            Each of the Acquired Companies has been in compliance with the requirements of Section 889(a)(1)(B) of the John S. McCain National Defense Authorization Act (the “NDAA”) in all material respects since the applicable effective dates of the NDAA requirements.

(g)            Section 3.24(g) of the Company Disclosure Schedule sets forth a true and complete list of (i) all active facility security clearances held by any Acquired Company (“Facility Security Clearances”), (ii) all U.S. Government security clearances held by the officers, employees, agents, subcontractors, and consultants of the Acquired Companies (“Personnel Security Clearances”), including the security classification for all clearances; and (iii) all active Government Contracts that are classified (i.e., for which a Form DD-254 has been issued indicating a security clearance level for the contract). All such Personnel Security Clearances and the Facility Security Clearances are current as of the date of this Agreement. The Acquired Companies and their respective officers, employees, and, to the Knowledge of the Company, agents and consultants have been in compliance in all material respects with all applicable national security requirements including, without limitation, the National Industrial Security Program Operating Manual (NISPOM) (32 C.F.R. Part 117). The applicable Acquired Company possesses all Facility Security Clearances, and the Acquired Companies’ employees possess all Personnel Security Clearances, in each case required to perform the Government Contracts of the Acquired Companies. The applicable Acquired Companies are in good standing with the Defense Counterintelligence and Security Agency with respect to the performance of the Government Contracts.

Section 3.25           Sanctions and Anti-Money Laundering.

(a)            Neither the Acquired Companies nor any of their directors, officers, managers, employees or to the Knowledge of the Company, nor any of their other Representatives acting on behalf of any of the Acquired Companies is or has since July 1, 2017:

(i)            been the subject of any economic sanctions imposed by: (A) the United States, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), including pursuant to 31 C.F.R. Part 500 et seq.; the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of Defense, and other federal agencies and departments, pursuant to applicable U.S. Law, regulation and executive Order, including, without limitation, the International Economic Emergency Powers Act, the Trading with the Enemy Act, and all other such sanction Laws and regulations; (B) similar economic sanctions promulgated and enforced by the European Union or its member states, or any other country or jurisdiction within which any of the Acquired Companies operate (collectively, “Sanction Laws”);

(ii)            been listed on OFAC’s Specially Designated Nationals and Blocked Persons List (“SDN List”), the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, the U.S. Department of Commerce Denied Parties List, Entity List, or Unverified List, or any similar restrictive list of sanctioned Persons or entities promulgated pursuant to any Sanction Laws;

(iii)           as applicable under relevant Sanction Laws, been 50 percent or more owned or controlled, directly or indirectly, individually or in the aggregate, by any Person or Persons that is or are subject to Sanction Laws, or conducted unlawful business with a Person that is subject to sanctions or that is 50 percent or more owned or controlled, individually or in the aggregate by a Person or Persons subject to Sanction Laws under subclauses (i) or (ii) above;

(iv)           been organized under the Laws of, or located, resident in or operating in a country or region that is, or at the time was, subject to a comprehensive embargo or territorial sanctions under Sanction Laws, including Crimea, Cuba, Donbas (Donetsk People's Republic and Luhansk People’s Republic), Iran, North Korea, Sudan, Syria, or has conducted or is conducting any unlawful dealings in or with the government of Russia or any Entity or Persons located in Russia or in or with the government of Venezuela or any Entity owned or controlled by the government of Venezuela;

(v)            been in violation in any material respect of any export control Laws and regulations relating to the export and re-export of commodities, technologies, or services including, but not limited to, those administered by the U.S. Department of Commerce’s Bureau of Industry and Security (BIS) and the U.S. Department of State’s Directorate of Defense Trade Controls; and

(vi)           otherwise been in material violation of any International Trade Laws, including any import or anti-boycott Laws and regulations.

(b)            Each of the Acquired Companies has, in the last five (5) years, been in compliance in all material respects with all applicable anti-money laundering Laws, regulations, rules and guidelines in United States and in its jurisdiction of organization and any other jurisdiction in which the applicable Acquired Company conducts business.

(c)            None of the Acquired Companies produce, design, test, manufacture, fabricate, or develop any “critical technologies,” as that term is defined in 31 C.F.R. 800.248.

(d)            The Acquired Companies have, in the last five (5) years, been in compliance in all material respects with the applicable International Trade Laws governing the importation of products into the United States.

(e)            None of the Acquired Companies or any of their directors, officers, managers, employees or, to the Knowledge of the Company, agents or other Representatives is or has been the subject of any disclosure, subpoena, request for information, proposed charges, investigation, inquiry or enforcement proceedings by or involving any Governmental Entity regarding any offense or alleged offense under any International Trade Laws. No such investigation, inquiry or proceedings are pending or, to the Knowledge of the Company, have been threatened. In the past five (5) years, none of the Acquired Companies has received written (or, to the Knowledge of the Company, oral) notification or communication from any Governmental Entity or any Person asserting that any of the Acquired Companies is not in compliance with, or has violated International Trade Laws.

Section 3.26            Privacy and Information Security.

(a)            Since January 1, 2019, the privacy and information security policies and procedures of each Acquired Company, and any other terms, notices, descriptions, disclosures, or statements regarding each Acquired Company’s information security practices or the collection, retention, use, Processing, storage, transfer, disclosure and distribution of Personal Data from individuals by each Acquired Company and their respective agents (the “Privacy and Data Security Policies”) are published or otherwise made available in connection with any each Acquired Company’s products to the extent required by applicable Privacy Law. To the Knowledge of the Company, no disclosure or representation made or contained in any Privacy and Data Security Policies has been inaccurate, misleading, deceptive or in violation of any Privacy Laws in any material respects and, with respect to the Processing of Personal Data, the practices of each Acquired Company materially conform, and at all times have materially conformed, to the Privacy and Data Security Policies that govern the use of such Personal Data.

(b)            Each Acquired Company has maintained and currently maintains reasonable safeguards to protect the security, confidentiality and integrity of the Company IT Systems and Personal Data that are in accordance with customary industry standards. Each Acquired Company’s data, privacy and security practices have complied at all times in all material respects with (i) the Privacy and Data Security Policies, (ii) all obligations or restrictions concerning the privacy, security or Processing of Personal Data under any Contract to which the Company is a party or otherwise bound as of the date hereof and (iii) the Privacy Laws.

(c)            Except as set forth on Section 3.26(c) of the Company Disclosure Schedule, since January 1, 2019, to the Knowledge of the Company, no Personal Data in the possession or control of the Acquired Companies, or held or Processed by any vendor, processor or other Third Party for or on behalf of any Acquired Company, has been subject to any data or security breach or unauthorized access, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise or unauthorized Processing (a “Security Incident”), in each case that triggered an obligation to notify an individual or Governmental Entity under any Privacy Law or any other Person under its contractual obligations. Except as set forth on Section 3.26(c) of the Company Disclosure Schedule, since January 1, 2019, the Acquired Companies have not notified, and to the Knowledge of the Company there have been no facts or circumstances that would require the Company to notify, any Governmental Entity or other Person of any Security Incident.

(d)            Except as set forth on Section 3.26(d) of the Company Disclosure Schedule, since January 1, 2019, no Acquired Company has received any notice, request, claim, complaint, correspondence or other communication from any Person, and there has not been any audit, investigation, enforcement action (including any fines or other sanctions) or other action by any Governmental Entity, relating to any actual, alleged or suspected Security Incident or violation of any Privacy Law involving Personal Data in the possession or control of each Acquired Company, or held or Processed by any vendor, processor or other Third Party for or on behalf of each Acquired Company.

(e)            The execution, delivery or performance of this Agreement and the consummation of any of the Transactions contemplated by this Agreement do not and will not (i) violate any Privacy and Data Security Policies, (ii) violate any of the Privacy Laws or (iii) require the Consent of or notice to any Person concerning Personal Data.

(f)            The Company has required each Acquired Company to have data processing agreements in place with all Affiliates, vendors, processors, service providers, or other Persons whose relationship with the Company involves the Processing of Personal Data on behalf of each Acquired Company, which agreements comply in material respects with Privacy Law. Each Acquired Company (A) has periodically monitored all vendors, processors, service providers, or other Persons that Process any Personal Data for or on the behalf of the Company, and (B) has used commercially reasonable standards, plans, procedures, controls and programs to (i) identify and address internal and external risks to the privacy and security of the Company IT Systems and Personal Data in their possession or control, (ii) implement, monitor and improve adequate and effective administrative, technical and physical safeguards to protect such Company IT Systems and Personal Data and the material operation, integrity, confidentiality, availability, and security of its software, systems, applications and websites, and (iii) provide required notifications in compliance with the Privacy Laws in the case of any Security Incident, except, in each case of clauses (A) and (B), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, such security measures are consistent with, and have conformed in, all material respects to Privacy Law and any contractual commitments of each Acquired Company relating to security.

Section 3.27            Disclaimer of the Company.

(a)            EXCEPT AS EXPRESSLY SET FORTH IN THIS Article 3 (INCLUDING IN THE RELATED PORTIONS OF THE COMPANY DISCLOSURE SCHEDULE), OR ANY CERTIFICATE DELIVERED IN CONNECTION WITH Article 6, AND EXCEPT AS MAY BE PROVIDED IN THE SUPPORT AGREEMENT, NONE OF THE COMPANY, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES ON BEHALF OF THE COMPANY MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE TRANSACTIONS OR ANY OF THE COMPANY’S OR ITS AFFILIATES’ RESPECTIVE BUSINESSES OR SUBSIDIARIES, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS), (II) THE OPERATION OF ITS BUSINESSES AFTER THE CLOSING OR (III) THE PROBABLE SUCCESS, PROFITABILITY OR PROSPECTS OF THE COMPANY’S OR ANY OF ITS AFFILIATES’ RESPECTIVE BUSINESSES AFTER THE CLOSING AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

(b)            EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING TO THE EXTENT EXPRESSLY INCLUDED IN A REPRESENTATION OR WARRANTY IN THIS Article 3 OR ANY RELATED PORTION OF THE COMPANY DISCLOSURE SCHEDULE), AND EXCEPT AS MAY BE PROVIDED IN THE SUPPORT AGREEMENT, NONE OF THE COMPANY, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO PARENT OR ITS REPRESENTATIVES OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO, OR USE BY, PARENT OR ITS REPRESENTATIVES OF ANY INFORMATION RELATING TO THE BUSINESSES OF THE COMPANY AND ITS RESPECTIVE SUBSIDIARIES, INCLUDING INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS, BUSINESS PLANS, OFFERING MATERIALS OR OTHER MATERIAL MADE AVAILABLE OR PROVIDED TO PARENT, ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, “EXPERT SESSIONS,” SITE TOURS OR VISITS, DILIGENCE CALLS OR MEETINGS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF PARENT, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES OR IN ANY OTHER FORM IN CONNECTION WITH THE TRANSACTIONS.

(c)            THE COMPANY ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article 4, OR ANY CERTIFICATE DELIVERED IN CONNECTION WITH Article 6, NONE OF PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES MAKES OR HAS MADE (AND THE COMPANY AND ITS AFFILIATES IS NOT RELYING ON) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE COMPANY RELATING TO ITSELF OR ITS BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS.

Article 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1            Due Organization and Good Standing. Each of Parent and Merger Sub is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation or organization, has full corporate or limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and is duly qualified or licensed to do business as a foreign corporation or Entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2            Legal Proceedings; Orders.

(a)           As of the date hereof, there is no (i) Legal Proceeding or (ii) investigation by any Governmental Entity, in each case, pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, or any of their assets or properties, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)            As of the date hereof, there is no Order outstanding against, or involving, Parent or any of its Subsidiaries, including Merger Sub, or any of their assets or properties, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3            Authority; Binding Nature of Agreement.

(a)            Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Transactions. The board of directors of Parent has approved and determined that this Agreement, the Merger and the other Transactions are fair to and in the best interests of the Parent and declared advisable this Agreement, the Merger and the other Transactions. The execution and delivery of this Agreement by Parent and performance of its obligations hereunder and the consummation by Parent of the Transactions have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate action or proceeding on the part of Parent is necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (x) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (y) rules of Law governing specific performance, injunctive relief and other equitable remedies.

(b)            Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and other Transactions. The board of directors of Merger Sub has approved and determined that this Agreement, the Merger and the other Transactions are fair to and in the best interests of the Merger Sub and Parent and declared advisable this Agreement, the Merger and the other Transactions. The execution and delivery of this Agreement by Merger Sub and the performance of its obligations hereunder and the consummation by Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Merger Sub, and other than the approval by Parent as sole stockholder of Merger Sub, no other corporate action or proceeding on the part of Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement other than, with respect to the Merger, the filing and recordation of the appropriate merger documents as required by the DGCL. Parent, as the sole stockholder of Merger Sub, will vote to adopt this Agreement immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to (x) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (y) rules of Law governing specific performance, injunctive relief and other equitable remedies.

Section 4.4            Non-Contravention; Consents. Except for violations and defaults that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation of the Transactions, will: (a) violate or cause a violation of any of the provisions of the Organizational Documents of Parent or Merger Sub, (b) subject to compliance with and clearances or approvals under Antitrust Laws and Foreign Investment Laws, conflict with or violate or cause a violation by Parent or Merger Sub of any Law applicable to Parent or Merger Sub, or (c) violate, conflict with or result in any breach of any provision of, or loss of any benefit under, or constitute a default (with or without notice, lapse of time or both) under, give rise to any right of termination, acceleration or cancellation of or require the consent of, notice to or filing with any third Person pursuant to any of the terms or provisions of any Contract to which Parent or Merger Sub is a party or by which any property or asset of Parent or Merger Sub is bound, or result in any Encumbrance, other than Permitted Encumbrances, upon any of the property or assets of Parent or Merger Sub. No Consent of, registration, declaration or filing with or notice to any Governmental Entity or other Person is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger or the other Transactions, except (i) as may be required by the Exchange Act, the DGCL, the listing requirements of the NYSE, the HSR Act or those Antitrust Laws and Foreign Investment Laws set forth on Section 4.4 of Parent Disclosure Schedule and (ii) for such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No vote of Parent’s equityholders is necessary to adopt this Agreement or to approve any of the Transactions.

Section 4.5            Not an Interested Stockholder. Other than by reason of this Agreement and the Support Agreement, neither Parent nor any of its “affiliates” or “associates” is, or has been within the last three (3) years, an “interested stockholder” (in each case as such terms are defined in Section 203 of the DGCL) of the Company. Other than as may be provided pursuant to the Support Agreement, neither Parent nor any of Parent’s Subsidiaries directly or indirectly owns, beneficially or otherwise, any Company Common Stock, other than any shares beneficially owned through benefit or pension plans.

Section 4.6            Available Funds. Parent and its Subsidiaries collectively have as of the date hereof, and Parent will have at the Closing, cash, marketable investments, lines of credit and existing credit facilities available to it, and other sources of available funds in an amount sufficient to fund all of the amounts required to be provided by Parent and Merger Sub under this Agreement to consummate the Merger and the other Transactions as and when required to be delivered by it in accordance with this Agreement, including without limitation to make payment in cash of the aggregate Merger Consideration on the Closing Date in accordance with this Agreement, to pay all related fees and expenses, and to perform Parent’s and Merger Sub’s respective obligations under this Agreement. In no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 4.7            Brokers. No broker, finder or investment banker or other intermediary (other than UBS Securities LLC), the fees and expenses of which will be paid by Parent or its Affiliates, is entitled to any investment banking, brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other Transactions based upon arrangements made by or on behalf of Parent or Merger Sub or any of their Affiliates.

Section 4.8            Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and, prior to the Effective Time, Merger Sub will have engaged in no business and have no Liabilities or obligations other than in connection with the Merger and the other Transactions.

Section 4.9            Stockholder and Management Arrangements. Except as has been disclosed to the Company in writing, as of the date of this Agreement, neither Parent nor Merger Sub is a party to any Contract with any director, officer or employee of the Company or any Subsidiary of the Company relating to employment with the Parent, the Surviving Corporation or any of their respective Subsidiaries from and after the Effective Time.

Section 4.10            Proxy Statement. None of the information supplied with respect to Parent and Merger Sub or to be supplied by or on behalf of Parent, Merger Sub or any of their respective Affiliates in writing specifically for inclusion in the Proxy Statement will, at the time such Proxy Statement or any amendment or supplement thereto is filed with the SEC, at the time it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent, Merger Sub or any of their respective Affiliates with respect to statements or omissions made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 4.11            Disclaimer of Parent and Merger Sub.

(a)            EXCEPT AS EXPRESSLY SET FORTH IN THIS Article 4, OR ANY CERTIFICATE DELIVERED IN CONNECTION WITH Article 6, NONE OF PARENT, MERGER SUB, ANY OF THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES ON BEHALF OF PARENT, MERGER SUB OR ANY OF THEIR AFFILIATES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE TRANSACTIONS OR ANY OF THEIR RESPECTIVE BUSINESSES OR THEIR SUBSIDIARIES.

(b)            PARENT AND MERGER SUB ACKNOWLEDGE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article 3 (INCLUDING IN THE RELATED PORTIONS OF THE COMPANY DISCLOSURE SCHEDULE), OR ANY CERTIFICATE DELIVERED IN CONNECTION WITH Article 6, AND EXCEPT AS MAY BE PROVIDED IN THE SUPPORT AGREEMENT, NONE OF THE COMPANY, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES MAKES (AND PARENT, MERGER SUB AND THEIR RESPECTIVE AFFILIATES ARE NOT RELYING ON) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES RELATING TO ITSELF OR ITS BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS.

Article 5
COVENANTS

Section 5.1            Interim Operations of the Company. The Company agrees that, during the period from the Original Agreement Date through the earlier of the Effective Time or the date of termination of this Agreement in accordance with Section 7.1, except (a) to the extent Parent shall otherwise consent in writing, (b) as set forth on Section 5.1 of the Company Disclosure Schedule, (c) as expressly required pursuant to this Agreement, (d) as required by applicable Law, or (e) as required by the rules and regulations of the NYSE, (i) the Company shall, and shall cause the other Acquired Companies to, conduct the business of the Acquired Companies in all material respects in the ordinary course of business in a manner consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to, except for actions taken (or not taken) in connection with any COVID-19 Measures, preserve its assets and business organization intact in all material respects and maintain its existing business relations and goodwill with customers, suppliers, licensors, Governmental Entities, independent contractors, employees and business partners, in each case, whose business relationships are material to the Acquired Companies, taken as a whole and (ii) without limiting the generality of the foregoing clause (i), the Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

(a)            amend the Company Certificate of Incorporation, the Company Bylaws or other comparable Organizational Documents of the Company’s Subsidiaries (whether by merger, consolidation or otherwise);

(b)            (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock or other Securities of any Acquired Company, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent in the ordinary course of business consistent with past practice, (ii) adjust, split, reverse split, combine, subdivide or reclassify any capital stock or other Securities of the Company or any of its Subsidiaries, (iii) except as expressly permitted in Section 5.1(c), issue or authorize the issuance of any other Securities in respect of, in lieu of or in substitution for, shares of capital stock or any other Securities of any Acquired Company, or (iv) purchase, redeem, repurchase or otherwise acquire, directly or indirectly, any Securities of any Acquired Company, except for acquisitions of shares of Company Common Stock by the Company in satisfaction of the applicable exercise price and/or withholding Taxes in connection with the exercise, vesting or settlement of any Company Compensatory Awards;

(c)            (i) issue, deliver, sell, modify, grant, pledge, transfer, subject to any Encumbrance or dispose of, or authorize the same with respect to, directly or indirectly, any Securities of any Acquired Company, other than the issuance of shares of Company Common Stock upon the exercise of Company Options or the settlement of Company DSUs or Company RSUs that are in each case outstanding on the date hereof (or permitted to be granted pursuant to this Agreement after the date hereof as set forth on Section 5.1(c) of the Company Disclosure Schedule), in accordance with the respective terms of such Company Options, Company DSUs or Company RSUs, or (ii) amend any term of any Security of the Acquired Companies (in each case, whether by merger, consolidation or otherwise);

(d)            adopt a plan or agreement of, or resolutions providing for or authorizing, or effect, any complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, in each case with respect to any of the Acquired Companies;

(e)            except as required by any Company Benefit Plan in existence as of the date hereof, (i) establish, adopt, enter into, materially amend or terminate any Company Benefit Plan, or any plan, program, policy, practice, agreement or other arrangement that would be a Company Benefit Plan if it had been in existence on the date of this Agreement (other than offer letters that provide for at-will employment without any severance, termination, change in control or similar benefits, other than severance benefits in accordance with (and not to exceed amounts permitted by) the Acquired Company policy set forth on Section 5.1(e)(i) of the Company Disclosure Schedule); (ii) grant or pay, or commit to grant or pay, any bonus, incentive or profit-sharing award or payment, or increase the base salary and/or cash bonus opportunity or other compensation to any director, officer, employee, or consultant of any Acquired Company, except in each case, (A) as required by applicable Law or any Company Benefit Plan in effect as of the date of this Agreement, or (B) in the case of increases in annual base salaries and the payment or grant of cash incentive compensation payable to any of its current employees at the rank or title below the rank or title of Vice President, at times and in dollar amounts in the ordinary course of business in connection with the Company’s annual salary review process consistent with past practice; (iii) accelerate or take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any current or former director, officer, employee, or consultant of any Acquired Company; (iv) enter into, extend, amend or modify, or terminate any employment, severance, termination, change in control, retention, individual consulting or other similar agreement with any current or former director, officer, employee, or consultant of, or individual service provider to, any Acquired Company (other than offer letters that provide for at-will employment without any severance, termination, change in control or similar benefits, other than severance benefits in accordance with (and not to exceed amounts permitted by) the Acquired Company policy set forth on Section 5.1(e)(i) of the Company Disclosure Schedule for newly hired employees or individual service providers who are hired in the ordinary course of business and consistent with past practice and whose annual base compensation does not exceed $250,000 individually); (v) communicate with the employees of any Acquired Company regarding the compensation, benefits or other treatment they will receive following the Effective Time, unless such communication is (A) approved by Parent in advance of such communication or (B) required by applicable Law; or (vi) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

(f)             hire, promote or terminate the employment of (other than for cause, death or disability) any employee with annual base compensation above $250,000;

(g)            take any action requiring notice to employees, or triggering any other obligations, under WARN, or any similar state, local or foreign Law, prior to the Closing;

(h)            waive, release or limit any restrictive covenant of any current or former employee or independent contractor of an Acquired Company;

(i)             make any loan or advance to (other than travel and similar advances to its employees in the ordinary course of business and consistent with past practice), or capital contribution to, or investment in, any Person (other than wholly owned Subsidiaries of the Company in the ordinary course of business consistent with past practice);

(j)             forgive any loans or advances to any officers, employees or directors of the Acquired Companies or change its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise, except in the ordinary course of business in connection with relocation activities to any employees of the Acquired Companies;

(k)            agree to or otherwise commence, release, compromise, assign, settle or resolve, in whole or in part, any threatened or pending Legal Proceeding or insurance claim, other than settlements that result solely in monetary obligations involving payment (without the admission of wrongdoing) by an Acquired Company of an amount not greater than $500,000 (net of insurance proceeds) in the aggregate for all such matters;

(l)             fail to use commercially reasonable efforts to maintain in effect material insurance policies covering the Acquired Companies and their respective properties, assets and businesses;

(m)           acquire any Entity, business, or all or a material portion of the assets, or equity interest of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, joint venture, purchase of assets, merger, consolidation, or otherwise), or acquire any real property or ownership interest therein;

(n)            (i) sell, lease, license, pledge, transfer, abandon, mortgage, lease (as lessor), subject to any Encumbrance or otherwise dispose of any assets (including Intellectual Property Assets), business, properties or rights of the Acquired Companies, except (A) pursuant to existing Contracts or Leases or commitments in effect as of the date hereof, (B) issuance of non-exclusive licenses to its customers in the ordinary course of business consistent with past practice, (C) sales of used and obsolete equipment in the ordinary course of business and consistent with past practice, or (D) Permitted Encumbrances incurred in the ordinary course of business, or (ii) enter into any new line of business or (iii) create any new Subsidiaries or Joint Ventures;

(o)            (i) cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to Patents expiring in accordance with their terms) any Company Intellectual Property Assets; (ii) fail to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect any material Company Intellectual Property Asset, including, allowing patent families with pending applications to close by not filing a continuing application; (iii) make any change in a Company Intellectual Property Asset that is or would reasonably be expected to materially impair such Company Intellectual Property Asset or the Acquired Companies’ rights with respect thereto; (iv) impair an Acquired Companies’ right to use any of the Intellectual Property Assets necessary for or otherwise material to the conduct of the Acquired Companies’ businesses as currently conducted; (v) disclose to any Person, any Trade Secrets, know-how or confidential or proprietary information, except, in the case of confidential or proprietary information, in the ordinary course of business; or (vi) fail to take or maintain reasonable measures to protect the confidentiality and value of material Trade Secrets included in the Company Intellectual Property Assets;

(p)            except as expressly required pursuant to the terms thereof, (i) pay, discharge or satisfy any Indebtedness that has a prepayment cost, “make whole” amount, prepayment penalty or similar obligation (other than Indebtedness incurred by the Company or its wholly owned Subsidiaries and solely owed to the Company or its wholly owned Subsidiaries) or (ii) cancel any material Indebtedness (individually or in the aggregate) owing to any Acquired Company or settle, waive or amend any claims or rights of substantial value;

(q)            make any material change to the accounting methods, policies and procedures of the Acquired Companies, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act;

(r)            (i) incur, create, assume or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for any Indebtedness, including by the issuance of any debt security (or any option, warrant, call or similar right to acquire any debt security), except (A) for borrowings under the Company’s current credit facilities in the ordinary course of business (including with respect to equipment leasing), or (B) in respect of Indebtedness owing by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, in the ordinary course of business consistent with past practice, or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness or obligations of any Person (other than any wholly owned Subsidiary of the Company);

(s)            make or agree to make any capital expenditures exceeding $500,000 in the aggregate;

(t)             (i) make or change any material Tax election or adopt or change any material method of Tax accounting; (ii) file any material amended Tax Return; (iii) settle or compromise any audit, assessment or other proceeding relating to a material amount of Taxes; (iv) agree to an extension or waiver of the statute of limitations with respect to material Taxes; (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material Tax; (vi) surrender any right to claim a material Tax refund; (vii) enter into any Tax sharing, indemnification or allocation agreement (other than any such agreement entered into in the ordinary course of business the principal purpose of which is not Taxes); or (viii) take or permit any action or engage in any transaction outside the ordinary course of business from the date of this Agreement through the Closing Date which could give rise to a material U.S. income inclusion under Section 951 of the Code;

(u)            materially amend, materially modify, enter into or terminate any labor, collective bargaining, works council or similar agreement regarding the employees of any Acquired Company;

(v)            negotiate, amend, extend, renew, terminate or enter into, or agree to any amendment or modification of, or waive, release or assign any rights under, any Material Contract, any Contract that would have been a Material Contract or a Lease had it been entered into prior to the date of this Agreement or any Lease for any Leased Real Property, except in the case of any Contract of the type described in Section 3.10(a)(ii), in the ordinary course of business consistent with past practice; provided, however, that the foregoing exception shall not apply to any Contract that requires or provides for consent, acceleration, termination or any other material right or consequence triggered in whole or in part by the Merger or any of the other Transactions; or

(w)            authorize, commit or agree to do, or enter into any Contract to do, or announce an intention to do, any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Effective Time.

Section 5.2             Preparation of the Proxy Statement; Company Stockholders Meeting.:

(a)            As promptly as reasonably practicable following the date of this Agreement (and in any event within twenty (20) Business Days after the Original Agreement Date), the Company shall prepare and cause to be filed with the SEC the preliminary Proxy Statement. As promptly as reasonably practicable following the date of such request, Parent shall furnish all information concerning Parent and its Affiliates to the Company reasonably requested by the Company and required pursuant to the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement, and provide such other reasonable assistance as may be reasonably requested in connection with the preparation of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC or its staff for additional information or amendments or supplements to the Proxy Statement and shall promptly provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or its staff, on the other hand. The Company shall use its reasonable best efforts to respond as reasonably promptly as practicable to any comments from the SEC with respect to the Proxy Statement, to clear the preliminary Proxy Statement with the SEC as promptly as reasonably practicable after filing, and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date of this Agreement, and Parent shall, upon reasonable request, reasonably cooperate in connection therewith. Notwithstanding the anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or its staff) with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on the Proxy Statement, document or response (including the proposed final version of the Proxy Statement, document or response) and (ii) shall give reasonable consideration in good faith to all comments reasonably proposed by Parent.

(b)            If, prior to the Company Stockholders Meeting, any change occurs with respect to information supplied by Parent or its Affiliates for inclusion in the Proxy Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall reasonably promptly notify the Company of such event upon becoming aware of the same, and the Company shall as promptly as reasonably practicable file any necessary amendment or supplement to the Proxy Statement with the SEC and, as required by Law, disseminate the information contained in such amendment or supplement to the Company’s stockholders (subject to the last sentence of Section 5.2(a)).

(c)            If, prior to the Company Stockholders Meeting, there shall occur any event that is required to be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event and as promptly as reasonably practicable file any necessary amendment or supplement to the Proxy Statement with the SEC and, as required by Law, disseminate the information contained in such amendment or supplement to the Company’s stockholders (subject to the last sentence of Section 5.2(a)).

(d)           The Company shall, as soon as reasonably practicable following the date of this Agreement (in consultation with Parent), conduct one or more “broker searches,” establish a record date for, and, as reasonably promptly as practicable after the SEC clears the Proxy Statement, duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of seeking the Company Stockholder Approval. In connection with the foregoing, the Company shall (i) cause the definitive Proxy Statement to be mailed to the Company’s stockholders; and (ii) unless the Company Board shall have made a Change in Recommendation in accordance with Section 5.3(b), use its reasonable best efforts to solicit the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval (the “Company Board Recommendation”) and shall include such recommendation in the Proxy Statement (and shall not submit any other proposal to holders in connection with the Company Stockholders Meeting without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed) in each case, unless the Company Board shall have made a Change in Recommendation in accordance with Section 5.3(b). Unless required by applicable Law, the Company shall not change such record date for the Company Stockholders Meeting without the prior written consent of Parent and shall not adjourn or otherwise postpone or delay the Company Stockholders Meeting without the prior written consent of Parent; provided, however, that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Stockholders Meeting (i) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, (ii) after consultation with Parent, to the extent necessary to ensure the distribution of any supplement or amendment to the Proxy Statement required by Law within a reasonable amount of time in advance of the Company Stockholders Meeting or (iii) if there are insufficient affirmative votes represented (either in person or by proxy) at the Company Stockholders Meeting to obtain the Company Stockholder Approval; provided, further, however, that unless agreed to in writing by Parent, the Company may not adjourn or postpone under the preceding clause (i) or (iii) for more than thirty (30) Business Days after the date on which the Company Stockholders Meeting was originally scheduled. Notwithstanding any Change in Recommendation, unless this Agreement is terminated in accordance with its terms, the obligations of the Company hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (whether or not a Superior Proposal).

Section 5.3             No Solicitation; Change in Recommendation.

(a)            No Solicitation.

 (i)            From the Original Agreement Date until the earlier to occur of the termination of this Agreement pursuant to Article 7 and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries not to, and shall not permit their respective Representatives to, directly or indirectly:

(A)            solicit, initiate, seek, facilitate or knowingly encourage, or knowingly induce or take any other action designed or intended to lead to, or that would reasonably be expected to lead to any inquiry with respect to, or the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL);

(B)            furnish or cause to be furnished any information or data to, or furnish access to the Company’s (or any of its Subsidiaries’) properties with respect to, any Person (other than Parent or any of its Affiliates or Representatives) with respect to or relating to any Acquisition Proposal or Acquisition Inquiry or for the purpose of encouraging, or in response to, an Acquisition Proposal or Acquisition Inquiry;

(C)            enter into, continue or otherwise participate or engage in discussions or negotiations with, any Person (other than Parent or any of its Affiliates or Representatives) with respect to or relating to any Acquisition Proposal or Acquisition Inquiry;

(D)            grant any waiver or release under (or terminate, amend or modify any provision of), or fail to enforce to the fullest extent permitted under applicable Law, any confidentiality or standstill or similar agreement (except that if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to grant any waiver or release would be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit a third Person to make an Acquisition Proposal);

(E)            execute or enter into any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding relating to or in connection with, or that is intended to or would reasonably be expected to lead to, any Acquisition Inquiry or Acquisition Proposal (each, an “Alternative Acquisition Agreement”);

(F)            submit to the stockholders of the Company for their approval any Acquisition Proposal; or

(G)            resolve to do, or agree or announce an intention to do, any of the foregoing;

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, at any time prior to the obtaining the Company Shareholder Approval, if the Company receives, after the date hereof, a bona fide written Acquisition Proposal from a Third Party that did not result from a material breach of this Section 5.3, then the Company and its Representatives may (x) engage in any such discussions or negotiations with such Third Party and (y) furnish any such information concerning the Company’s business, properties or assets to such Third Party (provided, that prior to providing any information or data regarding the Company to any Third Party in response to such Acquisition Proposal, the Company must have received from such Third Party (or there is then in effect with such party) an executed Acceptable Confidentiality Agreement (a copy of which will be provided to Parent promptly after execution)) (it being understood that any discussion or negotiation with such Third Party for the purpose of entering into an Acceptable Confidentiality Agreement shall not be deemed a breach of this Section 5.3), in each of clause (x) and (y), if and only if the Company Board determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that (1) such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and (2) the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law. Prior to or concurrent with providing any information to such Third Party, the Company shall make such information, including copies of any written materials, available to Parent (to the extent such information has not been previously made available by the Company to Parent or Parent’s Representatives).

 (ii)            From the Original Agreement Date until the earlier to occur of the termination of this Agreement pursuant to Article 7 and the Effective Time, the Company (A) shall promptly (and in no event later than twenty-four (24) hours after receipt of such Acquisition Proposal or Acquisition Inquiry) notify Parent in writing (1) of such Acquisition Proposal or Acquisition Inquiry (which notification shall include, if applicable, a complete, unredacted copy of such Acquisition Proposal or Acquisition Inquiry), and (2) of any inquiries, proposals or offers received by, any requests for information from, or any discussions or negotiations sought to be initiated or continued with, the Company, any of its Subsidiaries or any of its or its Subsidiaries’ Representatives concerning an Acquisition Proposal or Acquisition Inquiry, and disclose the identity of the other party (or parties) and, if applicable, the material terms (including any material amendments thereto) of such inquiry, offer, proposal, request, discussion or negotiation and, in the case of written materials, provide copies of such materials and (B) shall thereafter keep Parent informed on a prompt basis (and, in any case, within twenty-four (24) hours of any significant development, discussions or negotiations) of the status and details (including amendments and proposed amendments) of any such Acquisition Proposal or Acquisition Inquiry.

 (iii)            From the Original Agreement Date until the earlier to occur of the termination of this Agreement pursuant to Article 7 and the Effective Time, the Company shall, shall cause its Subsidiaries to, and shall ensure that their respective Representatives, (A) immediately cease and cause to be terminated all existing activities, communications, solicitation of, discussions and negotiations, if any, with, any Third Party (or any of their Representatives) or relating to any Acquisition Proposal or Acquisition Inquiry, (B) not provide, and shall promptly, and in any event, within twenty-four (24) hours of the Original Agreement Date, terminate access of any Third Party (and its Representatives) to any data room (virtual or actual) containing any of the Company’s (or any Subsidiary of the Company’s) confidential information granted in connection with, or with the intent of obtaining, any possible Acquisition Proposal or Acquisition Inquiry; and (C) use their respective reasonable best efforts to request that any such Third Party (and its Representatives) in possession of confidential information about the Company or any of its Subsidiaries (or its or its Subsidiaries’ businesses or operations) to return or destroy all such information, and in connection therewith the Company shall, within twenty-four (24) hours of the Original Agreement Date, to the extent it has a right to do so, demand the return or destruction of all confidential information and materials provided to any Third Party (or their Representatives) relating to a possible Acquisition Proposal or Acquisition Inquiry; provided, however, that the foregoing shall not in any way limit or modify any of the Company’s express rights under the other provisions of this Section 5.3(a) or Section 5.3(b).

 (iv)            Nothing contained in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company or the Company Board from: (A) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9(f) promulgated under the Exchange Act, making a statement contemplated by Item 1012(a) of Regulation M-A or issuing a “stop, look and listen” statement pending disclosure of its position thereunder, provided that any such disclosure does not contain a Change in Recommendation in violation of Section 5.3(b); (B) making any disclosure to the Company’s stockholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would be inconsistent with the Company Board’s fiduciary duties under applicable Law or violate any disclosure requirements under applicable Law; or (C) communicating with any Person (or the Representatives of such Person) that makes any Acquisition Proposal or Acquisition Inquiry solely to direct such Person to the provisions of this Section 5.3; provided, however, in each of subclauses (A) through (C), that the Company or Company Board shall not be permitted in connection with such disclosure make any Change in Recommendation except as otherwise permitted in accordance with Section 5.3(b).

 (v)            Except as expressly permitted by Section 5.3(b), neither the Company Board nor any committee thereof shall (A) withdraw, qualify or modify in a manner adverse to Parent, or publicly propose to withdraw, qualify or modify in a manner adverse to Parent, the Company Board Recommendation, (B) approve, authorize, declare advisable, endorse or recommend (or publicly propose to approve, authorize, declare advisable, endorse or recommend) any Acquisition Proposal or Acquisition Inquiry, (C) fail to include in the Proxy Statement the Company Board Recommendation, (D) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation following the first public disclosure of any Acquisition Proposal or Acquisition Inquiry, provided, however, that Parent may only make such request once with respect to any particular Acquisition Proposal or Acquisition Inquiry (as well as once with respect to any publicly announced material change thereof), (E) fail to recommend against an Acquisition Proposal that is a tender or exchange offer subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender or exchange offer (any action described in clauses (A) through (E) of this sentence being referred to as a “Change in Recommendation”) or (F) adopt or approve, or propose to adopt or approve, or allow the Company or any of its Subsidiaries to execute or enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement permitted under, and in compliance with Section 5.3(a)).

(b)            Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, if at any time prior to the receipt of the Company Stockholder Approval:

 (i)            the Company or the Company Board receives a Superior Proposal, the Company Board may authorize and cause the Company to (A) effect a Change in Recommendation or (2) terminate this Agreement pursuant to Section 7.1(f) if: (1) such Superior Proposal did not result from a material breach of Section 5.3(a); (2) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law; (3) the Company has delivered to Parent a written notice (the “Superior Proposal Notice”) stating that the Company Board intends to take such action; (4) the Company has provided Parent a copy of the proposed definitive agreements relating to the Superior Proposal (and has informed Parent of the identity of the Person making such Superior Proposal); (5) until 11:59 p.m., New York City time, on the fourth (4th) Business Day period commencing on the date of Parent’s receipt of such Superior Proposal Notice (the “Notice Period”), the Company shall have made its Representatives available and shall have discussed and negotiated with Parent in good faith (to the extent Parent requests to negotiate) regarding any proposed modifications or amendments of this Agreement or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal; (6) no earlier than the expiration of the Notice Period (as it may be extended pursuant to the preceding clause (5)), the Company Board shall have determined in good faith, (after consultation with the Company’s financial advisor and outside legal counsel), after taking into account any proposed amendments or modifications to this Agreement made by Parent in writing during such period, that (x) such Acquisition Proposal that is the subject of the Superior Proposal Notice still constitutes a Superior Proposal, and (y) the failure to take such action would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Laws. The provisions of this Section 5.3(b)(ii) shall also apply to any change to any of the financial terms (including the form and amount of payment of consideration) or other material amendment to any Superior Proposal and shall require a new Superior Notice Proposal, except that the references to four (4) Business Days in connection therewith in clause (5) above shall be deemed to be two (2) Business Days; or

 (ii)            the Company Board may make a Change in Recommendation, other than in connection with or related to a Superior Proposal (which will be subject to Section 5.3(b)(i) and shall not be subject to this Section 5.3(b)(ii)) if: (A) a material Effect (that does not relate to any Acquisition Inquiry, Acquisition Proposal or Superior Proposal) that was not known to the Company Board on the date of this Agreement (or if known, the consequences of which were not known or not reasonably foreseeable to the Company Board as of the date of this Agreement), (each, an “Intervening Event”); (B) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that a failure to effect such a Change in Recommendation would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law; (C) the Company has notified Parent in writing that it intends to effect such a Change in Recommendation pursuant to this Section 5.3(b)(ii) (which notice shall reasonably specify the facts and circumstances providing the basis of the Intervening Event and for the Company Board’s determination to effect the Change in Recommendation in detail), (D) until 11:59 p.m., New York City time, on the fourth (4th) Business Day after Parent receives such written notice pursuant to the foregoing clause (C), if requested by Parent, the Company shall have discussed and negotiated in good faith with Parent any proposed amendments or modifications to this Agreement or entry into an alternative transaction with Parent or its Affiliates; and (E) no earlier than the end of such negotiation period, the Company Board shall have determined in good faith, after consultation with the Company’s outside legal counsel), after considering and taking into account the terms of any proposed amendments of modifications to this Agreement made by Parent in writing during such period, that, the failure to effect a Change in Recommendation would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law. The provisions of this Section 5.3(b)(ii) shall also apply to any material change to the facts and circumstances of any Intervening Event and shall require a new notice pursuant to clause (C) above, except that the references to four (4) Business Days in connection therewith in clause (D) above shall be deemed to be two (2) Business Days.

Section 5.4             Filings; Other Action.

(a)            Each of the Company, Parent and Merger Sub shall as promptly as reasonably practicable upon such dates as are mutually agreed by the Parties, but in no event later than as required by Law, make and effect all registrations, filings and submissions required under applicable Antitrust Laws and Foreign Investment Laws and as reasonably determined by the Parties to be necessary or appropriate pursuant to other Laws with respect to the Merger and other Transactions. Without limiting the foregoing, unless otherwise agreed by the Parties, the Company, Parent and Merger Sub shall make any filings required pursuant to the HSR Act no later than the date that is ten (10) Business Days after the Original Agreement Date.

(b)            Subject to the terms and conditions of this Agreement, the Parties will use their respective reasonable best efforts to consummate and make effective the Transactions and cause the conditions to the Merger set forth in Article 6 to be satisfied, including using reasonable best efforts to: (i) obtain all necessary Consents, clearances and approvals from Third Parties (including Governmental Entities) required in connection with the Transactions (including, as appropriate, obtaining and securing the expiration or termination of any applicable waiting periods under the HSR Act or other applicable Antitrust Laws required in connection with the Transactions); (ii) make all necessary registrations and filings (including filings with Governmental Entities, if any), including under the Exchange Act, and take all reasonable steps as may be necessary to obtain an approval from, or avoid a Legal Proceeding by, any Third Parties necessary in connection with the consummation of the Transactions; (iii) promptly provide any additional information to any Governmental Entity as such Governmental Entity shall reasonably request in connection with the Merger or any of the other Transactions; and (iv) execute and deliver any additional instruments reasonably necessary to consummate the Transactions in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement; provided, however, that in no event shall the Company or any of its respective Affiliates be required to grant or offer to grant any accommodation or concession (financial or otherwise), or pay any fee, penalty or other consideration to any Person in connection with seeking or obtaining any Consent or approval to or in respect of any of the Transactions unless doing so is contingent upon the Closing.

(c)            Without limiting the generality of the foregoing, Parent and Merger Sub shall promptly take, or cause to be taken, all actions and steps necessary to obtain and secure the expiration or termination of any applicable waiting periods under the HSR Act or other Antitrust Laws or Foreign Investment Laws, and obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Entity under any Antitrust Laws or Foreign Investment Laws, including resolving such objections, if any, that any Governmental Entity may assert in connection with the Transactions and to avoid or eliminate any impediment under any Antitrust Laws or Foreign Investment Laws that may be asserted by any Governmental Entity in connection with the Transactions, in each case so as to enable the Closing to occur as promptly as practicable and in any event prior to the End Date, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate or other disposition, contemporaneously with or subsequent to the Effective Time, of any asset or business of Parent, its Subsidiaries, the Company or other Acquired Companies; (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of Parent, Merger Sub or the Company, or their respective Subsidiaries or Joint Ventures; or (iii) any other behavioral undertakings and commitments whatsoever, including but not limited to creating or consenting to create any relationships, ventures, contractual rights, obligations, or other arrangements of Parent, Merger Sub or Company or their respective Subsidiaries or Joint Ventures, in each case as may be required to obtain the termination or expiration of any applicable waiting period under any Law, to obtain any required Consent or other approval from any Governmental Entity under any Law as promptly as practicable and prior to the End Date and avoid the commencement of such Legal Proceeding and the entry of any Order without a Legal Proceeding, to prevent the entry of, or have vacated, lifted, reversed or otherwise overturned, any applicable injunction, judgment or other Order issued under any Law that would prohibit the Transactions or delay or prevent the Closing prior to the End Date, and to the extent practicable, avoid the commencement of such Legal Proceeding.

(d)            To assist Parent in complying with its obligations set forth in Section 5.4(c), the Acquired Companies shall enter into one or more agreements requested by Parent to be entered into by any of them prior to the Closing with respect to any transaction to divest, hold separate or otherwise take any action contemplated by Section 5.4(c) with respect to the Acquired Companies, including agreements that limit the Acquired Companies’ freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of their businesses, assets, equity interests, product lines or properties (each, a “Divestiture Action”); provided, however, that the consummation of the transactions provided for in any such agreement for a Divestiture Action shall not require any payment by any Acquired Companies and shall be conditioned upon the Closing or satisfaction of all of the conditions to Closing in a case where the Closing will occur immediately following such Divestiture Action (and where Parent has irrevocably committed to effect the Closing immediately following such Divestiture Action). The Company shall not, and shall cause all of the other Acquired Companies not to, agree or commit to or undertake any Divestiture Action without the consent or request of Parent.

(e)            In connection with and without limiting the generality of anything contained in Section 5.4(a), subject to applicable Law, each Party shall furnish to counsel for the other Parties such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any investigation or other inquiry from a Governmental Entity or in connection with any Legal Proceeding initiated by a private party, in each case, under any applicable Antitrust Laws or Foreign Investment Laws, including (i) giving the other Parties prompt written notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding with respect to the Merger or any of the other Transactions; (ii) keeping the other Parties reasonably informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding; and (iii) promptly informing the other Parties of any material communication to or from any Governmental Entity regarding the Merger or any of the other Transactions; provided, that Parent and the Company shall have no obligation to share personal identifier information and may redact or restrict communications containing confidential business information to outside counsel only consistent with customary practice. Each Party will consult and cooperate with the other Parties and will provide the other Parties with a reasonable advance opportunity to review and comment upon and will consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to a Governmental Entity or Third Party in connection with any such request, inquiry, investigation, action or Legal Proceeding, and shall provide copies to counsel for all Parties of such submissions subject to any redactions for privilege or confidentiality as are reasonably necessary. No Party shall enter into an agreement with any Governmental Entity extending the time for review of the Transactions or agreeing not to consummate the Transactions without the express written consent of all Parties. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each Party will give reasonable advance notice to and permit authorized Representatives of the other Parties to be present at each substantive meeting or conference (whether in person or telephonic) relating to such request, inquiry, investigation, action or Legal Proceeding and to permit the other Parties’ counsel to have access to and be consulted in connection with any substantive document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding.

(f)             In the event that any investigation or Legal Proceeding is commenced pursuant to any Antitrust Laws or Foreign Investment Laws challenging the Merger or any of the other Transactions and such investigation or Legal Proceeding seeks, or would reasonably be expected to seek, to prevent the consummation of the Merger or the other Transactions, Parent and Merger Sub shall take any and all action to resolve any such litigation, action or Legal Proceeding, and each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other Transactions.

(g)            Neither Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under any Antitrust Laws or Foreign Investment Laws with respect to the Merger or the other Transactions.

(h)            The Parties will consult with each other with respect to obtaining all permits and Consents necessary to consummate the Transactions.

Section 5.5             Access. Upon reasonable advance written notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Acquired Companies’ officers, employees, agents, properties, books, contracts and records and, during such period, the Company shall furnish promptly to Parent all other information within its possession or control concerning its business as Parent may reasonably request in writing, in each case, for any reasonable business purpose related to the consummation of or integration planning with respect to the Transactions; provided, however, that the Acquired Companies may restrict or prohibit such access to the extent that granting such access would, in the reasonable judgment of the Company: (a) result in the disclosure of any Trade Secrets of Third Parties; (b) violate any material obligation of the Acquired Companies with respect to confidentiality, non-disclosure or privacy; (c) reasonably be expected to result in a waiver by the Company under the attorney-client privilege or attorney work product doctrine; (d) violate any Contract or Law (it being agreed that, with respect to clauses (a), (b), (c) or (d), that the Company shall its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy, contravention or violation); or (e) materially interfere with the conduct of any Acquired Company’s business. Without limitation of the foregoing, the Acquired Companies will reasonably cooperate with Parent and its Representatives for purposes of integration planning; provided, that in no event shall any implementation of integration planning steps with respect to the Acquired Companies occur prior to the Effective Time. No investigation pursuant to this Section 5.5 shall affect or be deemed to modify any representation or warranty in this Agreement of any Party. All requests for access pursuant to this Section 5.5 must be directed to the Chief Executive Officer of the Company or another Person designated in writing by the Company. Without limiting Parent’s obligations under the Confidentiality Agreement, Parent shall instruct its directors, officers and employees not to, directly or indirectly, contact any Person known by such director, officer or employee to be a customer or supplier of the Company in connection with the Merger or any of the other Transactions without the Company’s prior written consent, not to be unreasonably withheld, conditioned or delayed (provided, that such consent, with respect to any particular such customer or supplier, need only be obtained once with respect to all contacts with such party for the same purpose). Prior to the Effective Time, all information obtained by Parent and its Representatives pursuant to this Section 5.5 shall be treated as “Evaluation Material” of the Acquired Companies for purposes of the Confidentiality Agreement. Effective as of the Original Agreement Date, the use and disclosure restrictions contained in the Confidentiality Agreement shall be extended until either (i) one year following the date on which this Agreement is terminated pursuant to Section 7.1 or (ii) the Effective Time.

Section 5.6             Interim Operations of Merger Sub. During the period from the Original Agreement Date through the earlier of the Effective Time or the date of termination of this Agreement, Merger Sub shall not engage in any business of any nature except as provided in or contemplated by this Agreement (including performance of its obligations hereunder and to consummate the Merger and other Transactions on the terms set forth in this Agreement).

Section 5.7             Publicity. Parent and the Company will issue an initial joint press release with respect to the execution of this Agreement. From and after the Original Agreement Date, so long as this Agreement is in effect, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that (i) a Party may, without the prior written consent of the other Parties, issue such press release or make such public statement as may be required by Law or the applicable rules of the NYSE if it has used its reasonable best efforts to consult with the other Parties, to give the other Parties a reasonable opportunity to review and comment in advance of the issuance, and to obtain such Party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made, (ii) a Party shall not be obligated to engage in such consultation with respect to communications that are principally directed to employees, customers, partners or vendors so long as such communications are substantially consistent with previous releases, public disclosures or public statements made jointly by the Parties (or individually, if approved the other Party), (iii) the Company shall not be obligated to engage in such consultation with respect to, subject to Section 5.3, communications made by the Company relating to a Change in Recommendation or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, or (iv) a Party shall not be obligated to engage in such consultation with respect to communications made by the Company or Parent concerning (x) this Agreement, the Merger or the Transactions in connection with a determination by the Company or Company Board in accordance with Section 5.3 that an Acquisition Proposal constitutes, or is reasonably likely to constitute, a Superior Proposal, or (y) any dispute between the Parties regarding this Agreement, the Merger or the Transactions; provided that in the case of the preceding clauses (iii) or (iv), to the extent not prohibited by applicable Law, the disclosing Party gives the other Parties reasonable advance notice of (including contents of) its intended press release or other announcement.

Section 5.8             Employee Matters.

(a)            For a period of not less than nine (9) months after the Closing Date (or, if shorter, during the period of employment), Parent shall, or shall cause the Surviving Corporation to, provide to each employee of the Acquired Companies who continues to be employed with Parent or the Surviving Corporation (or any of their Affiliates, including the Acquired Companies after the Effective Time) following the Effective Time (each, a “Continuing Employee”) with (i) an annual base salary or hourly wage rate (as applicable) that is at least equal to that provided to the Continuing Employee immediately prior to the Effective Time, and (ii) cash bonus and cash incentive opportunities and other benefits, including, without limitation, employee health, welfare, retirement and severance benefits (other than defined benefit pension, deferred compensation, equity or phantom equity, or retiree medical benefits) that are substantially similar in the aggregate to those provided to the Continuing Employees immediately prior to the Effective Time; provided, however, that Parent shall cause the Surviving Corporation to pay all existing employees of the Acquired Companies who, immediately prior to the Effective Time, participate in the Company’s performance-based bonus program for the fiscal year ending December 31, 2022 the respective amounts of bonuses that such employees would have received in accordance with the terms of the program in effect immediately prior to the Effective Time, regardless of whether such employees are employed by the Surviving Corporation at any time after the Effective Time; provided, however, that Parent and the Surviving Corporation shall not be required to pay such bonuses to any employee of any Acquired Company that voluntarily terminates his or her employment with such Acquired Company.

(b)            Parent agrees that, as of the Effective Time, each Continuing Employee shall receive full credit for purposes of eligibility to participate, vesting, benefit accrual, vacation entitlement and severance benefits for service with the Acquired Companies (or predecessor employers to the extent the Company currently provides such past service credit as of the date hereof) prior to the Effective Time consistent with applicable Law and under the comparable employee benefit plans, programs and policies of Parent or the Surviving Corporation, as applicable, in which such employees are eligible to participate; provided, however, that the foregoing shall not apply (i) with respect to any defined benefit pension plan or retiree medical benefits or (ii) to the extent that its application would result in a duplication of benefits. With respect to each health or welfare benefit plan maintained by Parent or the Surviving Corporation for the benefit of Continuing Employees, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Benefit Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Corporation, as applicable, for the plan year in which the Effective Time occurs; provided, however, that Parent’s obligations under this clause (ii) shall be subject to receipt of all necessary information, either from the Company or such Continuing Employee, related to such amounts paid by such Continuing Employee.

(c)            Solely if Parent directs in writing at least ten (10) Business Days prior to the Effective Time, (A) the Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code, effective not later than the Business Day immediately preceding the Effective Time, and (B) no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that the Company has taken action to terminate such 401(k) plan(s) pursuant to resolutions of the Company Board (the form and substance of which shall be subject to review and reasonable approval by Parent).

(d)           The provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no Continuing Employee or any other employee (including in each case any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.8 shall create such rights in any such Persons. Without limiting the foregoing, nothing in this Section 5.8 or elsewhere in this Agreement is intended to or shall, or shall be construed to (i) be treated as an amendment to any particular Company Benefit Plan or other benefit plans or arrangements, (ii) prevent Parent from amending or terminating any of its benefit plans at any time, or require Parent, the Surviving Corporation or any of their Affiliates to continue any Company Benefit Plans or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time or (iii) create a right or any guarantee of employment in any employee to employment with the Acquired Companies, Parent or the Surviving Corporation of any of their Affiliates for any period of time or preclude the ability of Parent, the Surviving Corporation or any of their respective Affiliates to terminate the employment of any Continuing Employee at any time and for any reason.

Section 5.9             Stock Exchange Listing; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under Laws and rules and policies of the NYSE to cause the delisting of the Company and of the shares of Company Common Stock from NYSE as promptly as practicable after the Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Company Common Stock to be delisted from NYSE prior to the Effective Time. If the Surviving Corporation is required to file any quarterly or annual report by a filing deadline that is imposed by the Exchange Act which falls on a date within the ten (10) days following the Closing Date, the Company will use its reasonable best efforts to deliver to Parent at least five (5) Business Days prior to the Closing a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.

Section 5.10           Indemnification; Directors’ and Officers’ Insurance.

(a)            For six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of matters arising prior to the Effective Time covering each such individual currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable in the aggregate than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 5.10(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the amount per annum the Company last paid prior to the date hereof (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide as much coverage as reasonably practicable at an annual premium equal to 300% of the Current Premium. Notwithstanding the foregoing, the provisions of the immediately preceding sentence shall be deemed to have been satisfied and such policies need not be maintained if a prepaid “tail” policy have been obtained by the Company (or, if the Company is unable to, Parent may cause the Surviving Corporation as of the Effective Time to obtain such policy) prior to the Effective Time, which policy provides such individuals currently covered by the Company’s directors’ and officers’ liability insurance with coverage for an aggregate period of six years (6) with respect to claims arising from matters arising on or before the Effective Time, including in respect of the Transactions; provided, however, that the cost of such prepaid policy does not exceed 300% of the Current Premium. If such prepaid policy have been obtained prior to or as of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), for its full term, maintain such policy in full force and effect, and continue to honor the obligations thereunder, and no other Party shall have any further obligation to purchase or pay for insurance hereunder.

(b)            Parent and Merger Sub agree that all rights to indemnification and exculpation from Liabilities, including advancement of expenses, for acts or omissions occurring prior to the Effective Time now existing in favor of the directors or officers of the Company at or prior to the Effective Time (each, an “Indemnified Party”) as provided in (i) each indemnification agreement in effect as of the date hereof between the Company and any Indemnified Party, and (ii) the Company Certificate of Incorporation or Company Bylaws as in effect on the date hereof shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Company Certificate of Incorporation and Company Bylaws as in effect immediately prior to the Effective Time solely with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Parties; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim. From and after the Effective Time, Parent shall guarantee and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.10.

(c)            If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.

(d)            The provisions of this Section 5.10 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, such Indemnified Party’s heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Section 5.10).

Section 5.11           Section 16 Matters. Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary or advisable (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including any Company Compensatory Awards) resulting from the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Law.

Section 5.12           Transaction Litigation. The Company shall as promptly as practicable notify Parent in writing of, and shall give Parent the opportunity to participate in (subject to a customary joint defense agreement) the defense or settlement of any Transaction Litigation, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to compromise or settle any Transaction Litigation, in each case, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned). Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Duane Morris LLP or such other counsel selected by such Indemnified Parties.

Section 5.13           Payoff of Credit Facilities. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent an executed copy of a customary payoff letter for each Credit Facility, in form and substance reasonably satisfactory to Parent relating to the repayment in full of all obligations thereunder or secured thereby, the termination of all commitments in connection therewith and the release of all Encumbrances securing the obligations thereunder (the “Payoff Letter”) which will provide the dollar amount of all Indebtedness required to be paid under each Credit Facility in order to fully pay off each Credit Facility as of the Closing. The Company shall, and shall cause its Subsidiaries to, deliver to Parent prior to the Closing, in form and substance reasonably satisfactory to Parent, all the documents, filings and notices required for the termination of commitments under the Credit Facilities and the release of all Encumbrances securing the obligations thereunder, including the filing of UCC releases, termination of control agreements, and delivery of possessory collateral, which shall in each case be subject to the occurrence of the Closing and the repayment in full of all obligations then outstanding under the applicable Credit Facilities. Parent shall pay in full at Closing such amounts due and owing set forth in each Payoff Letter.

Section 5.14           Adoption of Agreement. Parent, as the sole stockholder of Merger Sub, will vote to adopt this Agreement immediately after the execution and delivery of this Agreement.

Section 5.15           State Takeover Laws. If any state takeover statute becomes or is deemed to become applicable to the Company or the Merger or the other Transactions, then the Company Board shall take any and all actions necessary to render such statutes inapplicable to the foregoing.

Section 5.16           Resignations. Prior to the Effective Time, upon Parent’s request, the Company shall use reasonable best efforts to cause any director of the Company and each substantially equivalent position of any Subsidiary of the Company to execute and deliver a letter effectuating such Person’s resignation as a director or other position of such Entity effective as of the Effective Time.

Section 5.17           Notification of Certain Events. The Company shall give prompt notice to Parent of (1) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in clauses (a), (b) and (c) of Section 6.3 not to be satisfied at any time from the date of this Agreement to the Effective Time; (2) any notice or other communication from any third Person alleging that the Consent of such third Person is or may be required in connection with the Merger or the other Transactions; and (3) any material regulatory notice, report or similar communication from a Governmental Entity. Parent shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to prevent or materially delay the consummation by Parent or Merger Sub of the Merger or any of the Transactions; and (ii) any notice or other communication from any Third Party alleging that the Consent of such Third Party is or may be required in connection with the Merger or the other Transactions. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties hereunder, and any failure to give such notice by the Company with respect to clauses (2) or (3) above, or by Parent with respect to clause (ii) above, as applicable, shall not constitute a breach of this Section 5.17 for purposes of Section 6.3(b) or Section 6.2(b), respectively. The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such Party with any Governmental Entity in connection with this Agreement and the Transactions; provided, however, that filings with respect to Antitrust Laws and Foreign Investment Laws shall be governed by Section 5.4.

Section 5.18           FIRPTA Certificate. At or prior to the Closing, the Company shall deliver (a) a statement dated not earlier than twenty (20) days prior to the Closing Date in accordance with Treasury Regulation §§ 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code and (b) the notification to the IRS described in Treasury Regulation § 1.897-2(h)(2) regarding delivery of the statement referred to in the preceding clause (a), in each case signed by a responsible corporate officer of the Company. The Company acknowledges that Parent shall cause the Company to file such notification with the IRS on or after the Closing Date.

Section 5.19           Interim Financing. Prior to the termination of this Agreement pursuant to Section 7.1 or the Effective Time, if requested by the Company, Parent and the Company shall use their respective commercially reasonable efforts to negotiate and enter into definitive documentation evidencing a credit facility or other interim financing in an amount to be mutually agreed by the parties thereto and otherwise on customary market terms as the parties shall mutually agree upon, provided, that for the avoidance of doubt, this Section 5.19 shall not constitute a commitment to provide financing by Parent.

Article 6
CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

Section 6.1             Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a)            Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)            Regulatory Approvals. Any (i) applicable waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or termination thereof shall have been granted and (ii) authorization or consent from a Governmental Entity required to be obtained with respect to the Merger under any Antitrust Law as set forth on Schedule I shall have been obtained and shall remain in full force and effect.

(c)            No Order. No Order shall be in effect that has the effect of preventing, making illegal or otherwise prohibiting the consummation of the Merger and the other Transactions.

Section 6.2             Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a)            Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 4.1, and Section 4.7 (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifiers set forth therein) shall be true and correct in all material respects both as of the date of this Agreement and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of a specified date, in which case shall be so true and correct in all material respects as of such specified date), (ii) the representations and warranties of Parent and Merger Sub contained in Section 4.3, Section 4.4(a)(i), and Section 4.10 shall be true and correct in all respects both as of the date of this Agreement and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of a specified date, in which case shall be so true and correct as of such specified date), and (iii) the other representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifiers set forth therein) shall be true and correct both as of the date of this Agreement and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of a specified date, in which case shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)            Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with each of their obligations required to be performed or complied with by them under this Agreement on or prior to the Effective Time.

(c)            Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3             Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a)            Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.1(a), Section 3.2(a), Section 3.5(b)-(h) and Section 3.20 (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) shall be true and correct in all material respects both as of the date of this Agreement and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of a specified date, in which case shall be so true and correct as of such specified date), (ii) the representations and warranties of the Company contained in Section 3.3, Section 3.4(a)(i), Section 3.5(a), Section 3.7(b)(i), Section 3.19 and Section 3.21 shall be true and correct (except in the case of Section 3.5(a), for any de minimis inaccuracies) in all respects both as of the date of this Agreement and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of a specified date, in which case shall be so true and correct as of such specified date), and (iii) the other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) both as of the date of this Agreement and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of a specified date, in which case shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)            Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c)            No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

(d)            Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

Article 7
TERMINATION

Section 7.1             Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, as follows:

(a)            by mutual written consent of the Company and Parent;

(b)            by Parent or the Company at any time after 5:00 p.m., New York City time, on April 15, 2023 (the “End Date”) if the Effective Time shall not have occurred on or before the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party (or any Affiliate of such Party) whose failure to perform or comply with any of its covenants or agreements set forth in this Agreement has been the principal cause of, or principally resulted in, the failure of the Merger to have occurred on or before the End Date;

(c)            by Parent or the Company if a final and non-appealable Order shall be in effect that has the effect of permanently preventing, making illegal or otherwise prohibiting the consummation of the Merger or the other Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party (or any Affiliate of such Party) whose failure to perform or comply with any of its covenants or agreements set forth in this Agreement has been the principal cause of, or principally resulted in, the issuance, promulgation, enforcement or entry of any such Order;

(d)            by Parent or the Company if the Company Stockholder Approval shall not have been obtained at a duly convened Company Stockholders Meeting or any adjournment or postponement thereof at which the vote thereon was taken;

(e)            by Parent if, at any time prior to the receipt of the Company Stockholder Approval, the Company Board shall have effected a Change in Recommendation;

(f)            by the Company, at any time prior to the receipt of the Company Stockholder Approval, in order for the Company to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 5.3(b)(i) and the Company’s and the Company Board’s compliance with the notice, negotiation and other requirements set forth in Section 5.3(b); provided, that the Company pays the Termination Fee prior to or simultaneously with such termination (it being understood that the Company may enter into such definitive written agreement simultaneously with such termination of this Agreement);

(g)            by Parent, at any time prior to the Effective Time, if a breach of any representation or warranty in Article 3 or failure to perform any covenant or agreement contained in this Agreement on the part of the Company shall have occurred, which breach or failure to perform would cause a failure of any of the conditions set forth in Section 6.3(a), Section 6.3(b) or Section 6.3(c); provided, however, that, for purposes of this Section 7.1(g), if such a breach or failure to perform is curable by the Company on or before the earlier of (i) the End Date and (ii) twenty (20) Business Days following the date Parent gives the Company written notice of such breach or failure to perform and the Company is continuing to use commercially reasonable efforts to cure such breach or failure to perform, then Parent may not terminate this Agreement under this Section 7.1(g) on account of such breach or failure to perform unless such breach or failure to perform shall remain uncured on or before the earlier of (A) the End Date and (B) the end of such twenty (20) Business Day period; provided further, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.1(g) if either Parent or Merger Sub is in material breach of its respective obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 7.1(h); or

(h)            by the Company at any time prior to the Effective Time, if a breach of any representation or warranty in Article 4 or failure to perform any covenant or agreement contained in this Agreement on the part of Parent or Merger Sub shall have occurred, which breach or failure to perform would reasonably be expected to prevent or materially delay the consummation of Parent or Merger Sub of the Merger or any of the Transactions; provided, however, that, for purposes of this Section 7.1(h), if such a breach or failure to perform is curable by Parent on or before the earlier of (i) the End Date and (ii) twenty (20) Business Days following the date the Company gives Parent written notice of such breach or failure to perform and Parent is continuing to use its commercially reasonable efforts to cure such breach or failure to perform, then the Company may not terminate this Agreement under this Section 7.1(h) on account of such breach or failure to perform unless such breach or failure to perform shall remain uncured on or before the earlier of (A) the End Date and (B) the end of such twenty (20) Business Day period; provided further, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(h) if the Company is in material breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 7.1(g);

Section 7.2             Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given by the terminating Party to the other Party, specifying the provision(s) hereof pursuant to which such termination is made, and this Agreement shall become null and void and be of no further force or effect, without liability of any Party (or any of their respective Affiliates or Representatives) to each other Party, and all rights and obligations of any Party hereto shall cease; provided, however, that: (a) this Section 7.2, Article 1 and the applicable definitions elsewhere in this Agreement, the last sentence of Section 5.5, Section 7.3 and Article 8 shall survive the termination of this Agreement pursuant to Section 7.1 and shall remain in full force and effect in accordance with their respective terms; and (b) subject to Section 7.3, nothing herein shall relieve the Company, Parent or Merger Sub from liability or damages incurred or suffered by any other Party as a result of any fraud or intentional breach of any covenant or agreement contained in this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity, including the right to specific performance under Section 8.11 and, in the case of fraud or intentional breach by Parent or Merger Sub, the right to pursue damages (which may include damages based on the loss of the benefit of the Transactions to the Company and the lost stockholder premium). The Parties’ rights and remedies under the Confidentiality Agreement shall not be affected by a termination of this Agreement.

Section 7.3             Expenses; Termination Fee.

(a)            Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated. For the avoidance of doubt, Parent shall pay all filing fees payable for filings required or otherwise made pursuant to the HSR Act or any other Antitrust Law or Foreign Investment Law, and the Company shall not be required to pay any fees or other payments to any Governmental Entity in connection with any filings under the HSR Act or such other filings as may be required under applicable Antitrust Law or Foreign Investment Law in connection with the Merger or the other Transactions.

(b)            If: (i) (A) this Agreement is validly terminated by Parent pursuant to Section 7.1(g) (Company Breach of Agreement) or by either Parent or the Company pursuant to Section 7.1(b) (Failure of Effective Time to Occur before End Date) or Section 7.1(d) (Failure to Obtain Company Stockholder Approval), (B) following the date hereof and prior to the time of the termination of this Agreement, an Acquisition Proposal or Acquisition Inquiry shall have been publicly announced and not publicly withdrawn (x) prior to such termination in the case of termination pursuant to Section 7.1(g) (Company Breach of Agreement) or Section 7.1(b) (Failure of Merger to Occur before End Date) or (y) at least three (3) Business Days prior to the Company Stockholders Meeting in the case of termination pursuant to Section 7.1(d) (Failure to Obtain Company Stockholder Approval), and (C) the Company consummates such Acquisition Proposal (with all references to twenty percent (20%) in the definition of Acquisition Proposal being treated as fifty percent (50%) for purposes of this clause (i)) within twelve (12) months after such termination or the Company enters into a definitive agreement within twelve (12) months after such termination with respect to such Acquisition Proposal (regardless of when or whether such transaction is consummated); (ii) this Agreement is terminated by Parent pursuant to Section 7.1(e) (Change in Recommendation); or (iii) this Agreement is terminated by the Company pursuant to Section 7.1(f) (Superior Proposal), then in the case of each of clauses (i) through (iii), the Company shall pay or cause to be paid to Parent, in cash at the time specified in the next sentence, a termination fee in the amount of $8,400,000 (the “Termination Fee”). Any Termination Fee shall be paid: (x) in the case of clause (i) of the preceding sentence of this Section 7.3(b), on the same day as the earlier of any consummation of, or entry into a definitive agreement with respect to, the transactions contemplated by such Acquisition Proposal (or no later than the next Business Day if such event occurs on a day that is not a Business Day), (y) in the case of clause (ii) of the preceding sentence of this Section 7.3(b), within two (2) Business Days after the termination of this Agreement and (z) in the case of clause (iii) of the preceding sentence of this Section 7.3(b), immediately prior to or concurrently with such termination of this Agreement (or no later than on the next Business Day if such termination occurs on a day that is not a Business Day). Any Termination Fee due under this Section 7.3(b) shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, the Termination Fee shall be payable only once and not in duplication even though the Termination Fee may be payable under one or more provisions hereof. In circumstances in which the Termination Fee is owing and is actually paid in accordance with this Section 7.3, Parent’s right to receive the Termination Fee from the Company pursuant to this Section 7.3(b) together with any related interest payable pursuant to Section 7.3(c) shall constitute the sole and exclusive remedies (including for damages) of Parent against the Company and its Affiliates, Representatives, successors and assigns for any losses or damages suffered or incurred by Parent, Merger Sub or any of their respective Affiliates in connection with this Agreement (and the termination hereof), and the Merger (and the abandonment thereof) or any matter forming the basis for such termination or as a result of the failure of the other Transactions to be consummated or for any breach or failure to perform hereunder and none of the Company or its Subsidiaries, Representatives, successors or assigns will have any further liability or obligation relating to or arising out of or in connection with this Agreement or the Transactions or any matters forming the basis for such termination; provided, however, that the Company shall remain obligated in accordance with the terms of the Confidentiality Agreement and the Company shall remain obligated pursuant to this Section 7.3 and the last sentence of Section 5.5.

(c)            The Company and Parent acknowledge and agree that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the Company and Parent would not enter into this Agreement. In the event that the Company shall fail to pay the Termination Fee when due, Parent shall be entitled to receive interest on such unpaid Termination Fee, commencing on the date that the Termination Fee, as applicable, became due, at a rate equal to the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

Article 8
MISCELLANEOUS PROVISIONS

Section 8.1             No Survival of Representations and Warranties. None of the representations and warranties of the Company contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the Transactions, shall survive the Effective Time.

Section 8.2             Amendment. Any provision of this Agreement may be amended, modified, supplemented or waived prior to the Effective Time if, but only if, such amendment, modification, supplement or waiver is in writing and is signed, in the case of an amendment, modification or supplement, by each Party to this Agreement (or their respective boards of directors, if required) or, in the case of a waiver, by each Party against whom the waiver is to be effective (or its board of directors, if required); provided, however, that after the Company Stockholder Approval has been obtained, there will not be any amendment that by applicable Law or the rules of any stock exchange requires further approval by the stockholders without such further approval of such stockholders nor any amendment or change not permitted by applicable Law.

Section 8.3             Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 8.4             Entire Agreement. This Agreement (including the exhibits, schedules, annexes and appendices hereto), the Company Disclosure Schedule, the other agreements referred to herein and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof.

Section 8.5             Applicable Law; Jurisdiction; Waiver of Trial by Jury.

(a)            This Agreement is made under, and shall be construed and enforced in accordance with, the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

(b)            Each of the Parties (i) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (the “Delaware Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it shall not bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Notwithstanding the foregoing, each of the Parties agrees that a final and nonappealable judgment in any Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)            EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.6             Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the Parties and their respective successors and assigns. This Agreement shall not be assignable by any Party without the express written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that Merger Sub may assign any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned Subsidiaries of Parent, or a combination thereof, so long as such assignment would not have a Parent Material Adverse Effect and no such assignment shall release Parent or Merger Sub, as the case may be, from its obligations hereunder. Except for Section 2.6 (which, from and after the Effective Time, shall be for the benefit of Persons who are holders of the Company Common Stock immediately prior to the Effective Time) and Section 5.10 (which, from and after the Effective Time shall be for the benefit of the Indemnified Parties), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Parties, any right, benefit or remedy of any nature.

Section 8.7             Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered or sent if delivered in person or sent by email (provided confirmation of email is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by nationally recognized overnight courier (providing written proof of delivery), in each case as follows:

if to Parent, Merger Sub or the Surviving Corporation, to:

Global Infrastructure Solutions Inc.
660 Newport Center Drive, Suite 940
Newport Beach, CA 92660
Attention: Deborah Butera

Telephone No.: (213) 640-4795
Email: dbutera@gisi.com

with a copy (which shall not constitute notice) to:

Cooley LLP
1333 2nd Street, Suite 400
Santa Monica, California 90401
Attention: John-Paul Motley and Steve Tonsfeldt

Telephone No.: (310) 883-6476; (650) 843-5967
Email: jmotley@cooley.com; stonsfeldt@cooley.com

if to the Company (prior to the Merger), to:

Hill International, Inc.
One Commerce Square

2005 Market Street, 17th Floor

Philadelphia, PA 19103
Attention: William H. Dengler, Jr.

Telephone No.: (215) 309-7700
Email: williamdengler@hillintl.com

with a copy (which shall not constitute notice) to:

Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
Attention: Darrick M. Mix and Peter D. Visalli
Telephone No.: (215) 977-1206; (856) 874-4229
Email: dmix@duanemorris.com; pvisalli@duanemorris.com

Section 8.8             Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, void or unenforceable, the Parties shall negotiate in good faith to replace such invalid, void or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 8.9             Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.10           Obligation of Parent. Parent shall take all actions necessary to cause Merger Sub to comply with and perform all of its covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger and the other Transactions. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the Transactions, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. As applicable, references in this Section 8.10 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

Section 8.11           Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that, prior to any valid termination of this Agreement in accordance with Section 7.1, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of any of the other Parties’ respective covenants or obligations set forth in this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts and, in any such action for specific performance, each Party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The Parties further agree that (a) by seeking the remedies provided for in this Section 8.11, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.11 are not available or otherwise are not granted, and (b) nothing set forth in this Section 8.11 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 8.11 prior or as a condition to exercising any termination right under Article 7 (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 8.11 or anything set forth in this Section 8.11 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 7 or pursue any other remedies under this Agreement that may be available at any time; provided, however, that for avoidance of doubt, in no event will any Party be entitled to receive both a grant of specific performance pursuant to this Section 8.11 to cause the Closing and money damages.

Section 8.12            Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with sophisticated counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. Unless the context of the Agreement otherwise requires: (a) the word “including” shall mean “including without limitation” regardless of whether such words are included in some contexts but not others; (b) words of any gender include each other gender and neutral forms of such words; (b) words using the singular or plural number also include the plural or singular number, respectively; (d) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; (e) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (i) the words “dollar”, “USD” or “$” shall mean U.S. dollars; and (j) the word “day” means calendar day unless Business Day is expressly specified. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

HILL INTERNATIONAL, INC.

By:	/s/ Raouf S. Ghali
Name: Raouf S. Ghali
Title: Chief Executive Officer

[Signature Page to Amended and Restated Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

GLOBAL INFRASTRUCTURE SOLUTIONS INC.

By:	/s/ Richard G. Newman, Jr.
Name: Richard G. Newman, Jr.
Title: President and Chief Executive Officer

LIBERTY ACQUISITION SUB INC.

By:	/s/ Jeffrey M. Kissel
Name: Jeffrey M. Kissel
Title: President and Chief Executive Officer

[Signature Page to Amended and Restated Agreement and Plan of Merger]

EXHIBIT A

Amended and Restated

CERTIFICATE OF INCORPORATION
OF
Hill International, Inc.

I.

The name of this corporation is Hill International, Inc.

II.

The address of the registered office of this corporation in the State of Delaware shall be 3411 Silverside Road, Tatnall Building No. 104, City of Wilmington, County of New Castle, 19810 or in such other location as the Board of Directors may from time to time determine or the business of this corporation may require. This corporation’s registered agent for service of process at such address is United Agent Group Inc.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is 1,000, each having a par value of $0.001.

V.

A.           The management of the business and the conduct of the affairs of this corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the bylaws.

B.           Directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Each director shall hold office either until the expiration of the term for which elected or appointed and until a successor has been elected and qualified, or until such director’s death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C.           No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election.

D.           Subject to any limitations imposed by applicable law, the Board of Directors or any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of this corporation entitled to vote generally at an election of directors.

E.            The Board of Directors is expressly empowered to adopt, amend, or repeal the bylaws of this corporation. The stockholders shall also have power to adopt, amend, or repeal the bylaws of this corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of this corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of this corporation entitled to vote generally in the election of directors, voting together as a single class.

F.            Unless and except to the extent that the bylaws of this corporation shall so require, the election of directors of this corporation need not be by written ballot.

VI.

A.           The personal liability of the directors to this corporation or its stockholders for monetary damages for any breach of a fiduciary duty as a director shall be eliminated to the fullest extent permitted under applicable law.

B.           This corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any director, officer, or agent of this corporation (and any other persons to which applicable law permits this corporation to provide indemnification) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of this corporation. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C.           Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any officer or director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

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